UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
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FLOWERS FOODS, INC.

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Thomasville, Georgia

April 13, 2011

Dear Shareholder:

I would like to extend an invitation for you to join us at our annual meeting of shareholders on May 25, 2011 at 11:00 a.m. at the Thomasville Municipal Auditorium in Thomasville, Georgia for the following purposes, as more fully described in this proxy statement:

•	to elect three nominees as directors of the company to serve for a term of three years;

•	to hold an advisory vote on executive compensation;

•	to hold an advisory vote on the frequency of the advisory vote on executive compensation; and

•	to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011.

In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

The company has implemented the Securities and Exchange Commission “Notice and Access” rule that permits companies to send their shareholders a Notice that proxy materials are available — in electronic form on the Internet or in printed form by request — instead of mailing a printed proxy statement and annual report to every shareholder. By utilizing Notice and Access, we are able to speed delivery of the proxy materials, lower our distribution costs and reduce the environmental impact of proxy delivery. On April 13, 2011, we mailed to our shareholders a notice that contains instructions on how to access our 2011 proxy statement and annual report and vote online or to affirmatively elect to receive the proxy materials by mail.

Please carefully review the proxy materials. Your vote is important to us and to our business. I encourage you to vote using telephone or Internet voting prior to the annual meeting, so that your shares of Flowers Foods common stock will be represented and voted at the annual meeting even if you cannot attend. If you elected to receive paper copies of the proxy materials by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided.

I hope to see you in Thomasville.

George E. Deese
Chairman of the Board and
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting to be held on May 25, 2011

Flowers Foods, Inc.’s 2011 proxy statement and 2010 annual report are available at
www.proxyvote.com.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 25, 2011

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Flowers Foods, Inc. will be held on May 25, 2011 at 11:00 a.m. Eastern Time at the Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia, for the following purposes:

(1) to elect three nominees as directors of the company to serve for a term of three years;

(2) to hold an advisory vote on executive compensation;

(3) to hold an advisory vote on the frequency of the advisory vote on executive compensation;

(4) to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the fiscal year ending December 31, 2011; and

(5) to transact any other business as may properly come before the meeting and at any adjournment or postponement thereof; all as set forth in the proxy statement accompanying this notice.

Only record holders of issued and outstanding shares of our common stock at the close of business on March 23, 2011 are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof. A list of such shareholders will be open for examination by any shareholder at the annual meeting.

Shareholders can listen to a live audio webcast of the annual meeting on our website at www.flowersfoods.com. This webcast also will be archived on our website.

By order of the Board of Directors,

Stephen R. Avera
Executive Vice President,
Secretary and General Counsel

1919 Flowers Circle
Thomasville, Georgia 31757
April 13, 2011

i

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FLOWERS FOODS, INC.
1919 Flowers Circle
Thomasville, Georgia 31757

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
MAY 25, 2011

This proxy statement and the accompanying form of proxy are being furnished to the shareholders of Flowers Foods, Inc. on or about April 13, 2011 in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held on May 25, 2011 at 11:00 a.m. Eastern Time at the Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia, and any adjournment or postponement of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will:

•	vote to elect three nominees as Class I directors of the company to serve for a term of three years;

•	hold an advisory vote on executive compensation;

•	hold an advisory vote on the frequency of the advisory vote on executive compensation;

•	vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods for the fiscal year ending December 31, 2011; and

•	transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

How does the board of directors recommend that I vote on each proposal?

The board of directors recommends that you vote:

•	“FOR” the election of the three director-nominees to serve as Class I directors until 2014;

•	“FOR” the approval, on an advisory basis, of the compensation of certain of the company’s executive officers;

•	“1 YEAR” for the frequency of the advisory vote on executive compensation; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

What is a proxy?

A proxy is your legal designation of another person to vote the shares of Flowers Foods common stock you own as of the record date for the annual meeting. If you appoint someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated three of our executive officers as proxies for the annual meeting. These three officers are George E. Deese, our chairman of the board and chief executive officer, R. Steve Kinsey, our executive vice president and chief financial officer and Stephen R. Avera, our executive vice president, secretary and general counsel.

Are the proxy materials available electronically?

Yes. Under Securities and Exchange Commission rules, Flowers Foods is making this proxy statement and its 2010 annual report available to its shareholders electronically via the Internet at www.proxyvote.com. On April 13, 2011, we mailed to our shareholders a Notice containing instructions on how to access this proxy statement and our 2010 annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Rather, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report on the Internet. The Notice also instructs you on how you may submit your proxy vote over the Internet.

If you received a Notice by mail but would like to receive a printed copy of the proxy statement and 2010 annual report, please follow the instructions contained on the Notice.

Who can vote?

To be eligible to vote, you must have been a shareholder of record of the company’s common stock at the close of business on March 23, 2011, which is the record date for the annual meeting. There were 90,781,782 shares of our common stock outstanding and entitled to vote on the record date.

How many votes do I have?

You are entitled to one vote on each of the three director-nominees, and one vote on each other matter to be voted upon at the annual meeting, for each share of common stock you held on the record date for the annual meeting. For example, if you owned 100 shares of our common stock on the record date, you would be entitled to 100 votes for each of the three director-nominees and for each other matter to be voted upon at the annual meeting.

How do I vote?

You can vote in the following ways:

•	Voting by Mail. If you elect to receive your proxy materials by mail, you may vote by completing and signing the enclosed proxy card and promptly mailing it in the enclosed postage-paid envelope. The envelope does not require additional postage if you mail it in the United States.

•	Internet Voting. If you have Internet access, you may vote your shares from any location in the world at www.proxyvote.com by following the instructions set forth on the Notice or the proxy card.

•	Telephone Voting. You may authorize the voting of your shares by following the “Vote by Telephone” instructions set forth on the proxy card.

•	Vote at the Meeting. If you attend the annual meeting and you are a registered shareholder, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot, which will be available at the annual meeting. If your shares are held in “street name” through a broker, bank or other record holder, to be eligible to vote your shares in person, you must obtain a legal proxy from your bank, broker or agent that specifies the number of shares you owned on the record date and bring the legal proxy with you to the annual meeting.

By executing and returning your proxy (either by returning the proxy card or by submitting your proxy electronically via the Internet or by telephone), you appoint George E. Deese, R. Steve Kinsey and Stephen R. Avera to represent you at the annual meeting and to vote your shares at the annual meeting in accordance with your voting instructions. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders’ instructions have been recorded properly. Any shareholder voting by Internet should understand that there may be costs associated with electronic access, like usage charges from Internet access and telephone or cable service providers, that must be paid by the shareholder.

If I am a registered holder, what if I do not give any instructions on a particular matter described in this proxy statement when voting by mail?

Registered shareholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies that are signed and returned will be voted FOR the election of each director-nominee, the approval on an advisory basis, of the compensation of certain of the company’s executive officers, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2011 and 1 YEAR on the frequency of the advisory vote on executive compensation.

Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	Signing and delivering to our corporate secretary another proxy with a later date;

•	Giving our corporate secretary a written notice before or at the annual meeting that you want to revoke your proxy; or

•	Voting in person at the annual meeting.

Your attendance at the annual meeting alone will not revoke your proxy.

How do I vote my 401(k) shares?

If you participate in the Flowers Foods, Inc. 401(k) Retirement Savings Plan and you received the Notice, you may vote by Internet or telephone as previously described in this proxy statement. Alternatively, you may elect to receive your proxy materials by mail by calling the number on the Notice and vote by signing and returning your proxy card or by Internet or telephone as previously described in this proxy statement. By voting, you will direct Mercer Trust Company, the Trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to your account. Any unvoted or unallocated shares will be voted by the Trustee in the same proportion on each proposal as the Trustee votes the shares of stock credited to the 401(k) plan participants’ accounts for which the Trustee receives voting directions from the 401(k) plan participants. The number of shares you are eligible to vote is based on your balance in the 401(k) plan on the record date for the annual meeting.

Can I vote if my shares are held in “street name” by a bank or broker?

If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Telephone and Internet voting are also offered to shareholders who own their Flowers Foods shares through certain banks and brokers. The election of directors (Proposal I), the advisory vote on executive compensation (Proposal II) and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal III) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker “non-votes” on Proposals I, II and III. Therefore, it is important that you follow the voting instructions sent to you by the registered holder of your shares held in “street name” if you want your vote to be counted.

What constitutes a quorum?

The holders of at least a majority of the shares of our common stock entitled to vote at the annual meeting are required to be present in person or by proxy to constitute a quorum for the transaction of business.

Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied but will not be included in vote totals and will not affect the outcome of the vote. A “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary power to vote. The aggregate number of votes cast by all shareholders present in person or represented by proxy at the meeting, whether those shareholders vote for or against the proposals, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast.

What vote is required for each matter to be voted upon at the annual meeting?

Once a quorum has been established, with respect to Proposal I, the three director-nominees in Class I receiving the highest number of votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast. Approval of Proposals II and IV requires the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy. For Proposal III, the choice of the frequency of the advisory vote on executive compensation that receives the highest number of votes cast will be the preference selected by the shareholders.

Will any other business be conducted at the annual meeting or will other matters be voted on?

At this time, our board of directors does not know of any other business to be brought before the meeting, but if any other business is properly brought before the meeting, the persons named as proxies, Messrs. Deese, Kinsey and Avera, will exercise their judgment in deciding how to vote or otherwise act at the annual meeting with respect to that matter or proposal.

Where can I find the voting results from the annual meeting?

We will report the voting results on Form 8-K, which we expect to file with the Securities and Exchange Commission (“SEC”) on or before May 31, 2011.

How and when may I submit a shareholder proposal for the 2012 annual meeting?

For information on how and when you may submit a shareholder proposal for the 2012 annual meeting, please refer to the section entitled “Shareholder Proposals” in this proxy statement.

Who pays the costs of soliciting proxies?

We will pay the cost of soliciting proxies. We have engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of votes for a fee of $10,500, plus out-of-pocket expenses. In addition, our directors and officers may solicit proxies in person, by telephone or facsimile but will not receive additional compensation for these services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

How can I obtain an Annual Report on Form 10-K?

The notice of the annual meeting, the proxy statement and the Annual Report are available on the Internet at www.proxyvote.com You may also receive a copy of the annual report free of charge by sending a written request to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Investor Relations Department.

If you elected to receive your proxy materials by mail, a copy of Flowers Foods’ Annual Report, which includes our Form 10-K and our financial statements for the fiscal year ended January 1, 2011, is included in the mailing of this proxy statement.

The Annual Report does not form any part of the material for the solicitation of proxies.

Can I elect to receive future Notices and proxy materials electronically?

Yes. If you are a registered shareholder or if you participate in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, log on to www.flowersfoods.com and follow the instructions for signing up for electronic delivery of proxy materials. Those shareholders signing up for this service will receive all future proxy materials, including the

Notice, proxy statement and annual report electronically. Please call Lisa Hay, our manager of shareholder relations, at (229) 226-9110 if you need assistance.

If you hold your shares in a brokerage account or bank you may also have the opportunity to receive these documents electronically. Please contact your brokerage service, bank or financial advisor to make arrangements for electronic delivery of your proxy materials.

If I cannot attend the annual meeting, will a webcast be available on the Internet?

Shareholders can listen to a live audio webcast of the annual meeting over the Internet on the company’s website at www.flowersfoods.com. This webcast also will be archived on the site.

We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement and does not form any part of the materials used for the solicitation of proxies.

Who should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Marta J. Turner, our executive vice president of corporate relations, at the above address or by calling (229) 226-9110.

DIRECTORS AND CORPORATE GOVERNANCE

Directors and Director-Nominees

Our board of directors is divided into three classes, with each class currently consisting of four members. Director Joseph L. Lanier, Jr., who served the company with distinction for over 30 years, has decided to retire and will therefore not stand for re-election as a Class I director at this year’s annual meeting. The directors in each class serve for a term of three years. Directors are elected annually to serve until the expiration of the term of their class or until their successors are elected and qualified. Background information concerning each of our director-nominees and the incumbent directors is provided below.

Class I Director-Nominees

Benjamin H. Griswold, IV, age 70, is partner and chairman of Brown Advisory. Mr. Griswold retired in February 2005 as senior chairman of Deutsche Bank Securities, a position he had held since 1999. Prior to that time, Mr. Griswold held several positions with Alex. Brown & Sons, ultimately being elected the firm’s chairman of the board. Following the merger of Alex. Brown and Bankers Trust New York, he became senior chairman of BT Alex. Brown, which was acquired by Deutsche Bank in 1999. Mr. Griswold also served on the board of the New York Stock Exchange, completing his term in 1999. He currently serves on the board of directors of WP Carey, LLC (NYSE) (2007-present) and Stanley Black & Decker, Inc. (NYSE) (2001-present) and as a trustee of Johns Hopkins University. Mr. Griswold joined our board of directors in February 2005. Mr. Griswold has extensive experience in investment banking, corporate finance and strategic planning.

Jackie M. Ward, age 72, is the retired chief executive officer & chairman of the board of directors of Computer Generation Incorporated, a telecommunications company based in Atlanta, Georgia that she co-founded, from 1968 until it was acquired in December 2000. She is also a director of Sanmina-SCI Corporation (NASDAQ) (1992-present), WellPoint, Inc. (NYSE) (1993-present) and SYSCO Corporation (NYSE) (2001-present). Ms. Ward previously served as a director of Bank of America (1994-2009) and Equifax, Inc. (1999-2008). Ms. Ward has served as a director of Flowers Foods since March 2001 and she previously served as a director of Flowers Industries, Inc. from March 1999 until March 2001. Ms. Ward has significant information technology experience and broad managerial experience as an entrepreneur, chief executive officer and investor.

C. Martin Wood III, age 67, has been a partner in Wood Associates, a private investment firm, since January 2000. He retired as senior vice president and chief financial officer of Flowers Industries, Inc. on January 1, 2000, a position that he had held since 1978. Mr. Wood has served as a director of Flowers Foods since March 2001 and he previously served on the Flowers Industries, Inc. Board of Directors, from 1975 until March 2001. Mr. Wood has a high degree of financial literacy and extensive knowledge of the company gained through his 22 years of service with the company as its chief financial officer and as a director of the company.

Retiring Director

Joseph L. Lanier, Jr., age 79, formerly served as chairman of the board of directors of Dan River Inc., a Danville, Virginia textile company. He retired from this position effective August 21, 2006. He remained a consultant to the company until December 31, 2006. Mr. Lanier retired as chief executive officer of Dan River in February 2005, a position he had held since 1989. He is also a director of Alliance One (NYSE) (1995-present) and Torchmark Corp. (NYSE) (1980-present). Mr. Lanier has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from 1977 until March 2001. Mr. Lanier has served as a chief executive officer of a publicly traded company and has extensive knowledge of the company having served as a director of the company and its predecessor for over 30 years. Mr. Lanier is the company’s most senior non-management director.

Class II Directors Serving Until 2012

Joe E. Beverly, age 69, has been chairman of the board of directors of Commercial Bank in Thomasville, Georgia, a wholly-owned subsidiary of Synovus Financial Corp. (NYSE), a financial services company, since 1989. He is also the retired vice chairman of the board of directors of Synovus Financial Corp, and is an advisory director of Synovus Financial Corp. He was president of Commercial Bank from 1973 to 1989. Mr. Beverly has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from August 1996 until March 2001. Mr. Beverly has a high degree of financial literacy and an extensive background in banking and finance.

Amos R. McMullian, age 73, chairman emeritus of Flowers Foods, retired as chairman of the board of directors of Flowers Foods effective January 1, 2006, a position he had held since November 2000. He previously served as chief executive officer of Flowers Foods from November 2000 to January 2004. Mr. McMullian previously served as chairman of the board of directors of Flowers Industries, Inc. from 1985 until March 2001 and as its chief executive officer from 1981 until March 2001. Mr. McMullian previously served on the board of directors of Hughes Supply (2001-2006). Mr. McMullian has extensive operational and financial experience as an executive in various capacities with the company during his over 40-year career with Flowers Foods, 24 years of which he served as the chief executive officer.

J.V. Shields, Jr., age 73, has been chairman of Wellington Shields & Co., LLC, a diversified financial services company and member of the New York Stock Exchange, since 2009, following the merger of Shields & Co. with H.G. Wellington & Co. Prior to the merger, Mr. Shields had been chairman of the board of directors and chief executive officer of Shields & Co. since 1982. Mr. Shields also is chairman of Capital Management Associates, Inc., chairman of Wellington Shields Capital Management LLC, both registered investment advisors, and chairman of the board of trustees of The BBH Funds, the Brown Brothers Harriman mutual funds group. He has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from March 1989 until March 2001. Mr. Shields has extensive corporate finance and investing experience and has served as a chief executive officer.

David V. Singer, age 54, has served as the chief executive officer of Snyder’s-Lance, Inc. (NASDAQ) since 2010, following the merger of Lance, Inc. and Snyder’s of Hanover, Inc. He served as the president and chief executive officer of Lance, Inc. from 2005 until the merger with Snyder’s in 2010. He was the executive vice president and chief financial officer of Coca-Cola Bottling Co. Consolidated, Charlotte, NC, from 2001 until 2005 and vice president and chief financial officer of Coca-Cola Bottling Co. Consolidated from 1986 until 2001. Mr. Singer has been a director of Snyder’s-Lance, Inc. since 2010 and previously served as a director of Lance, Inc. from 2003-2010. He joined Flowers Foods’ board on January 1, 2010. Mr. Singer has management and financial experience as well as experience as the chief executive officer of a publicly traded consumer products company.

Class III Directors Serving Until 2013

Franklin L. Burke, age 70, has been a private investor since 1991. He is the former senior executive vice president and chief operating officer of Bank South Corp., an Atlanta, Georgia banking company, and the former chairman and chief executive officer of Bank South, N.A., the principal subsidiary of Bank South Corp. He has served as a director of Flowers Foods since March 2001. Mr. Burke previously served as a director of Flowers Industries, Inc. from 1994 until March 2001 and as a director of Keebler Foods Company from 1998 until March 2001. Mr. Burke has a high level of financial literacy and extensive experience in corporate finance and banking, as well as experience as a chief executive officer.

George E. Deese, age 65, has been chief executive officer of Flowers Foods since January 2004 and chairman of the board since January 1, 2006. Previously, he served as president and chief operating officer of Flowers Foods from May 2002 to January 2004 and as president and chief operating officer of Flowers Bakeries, the company’s core business division, from 1983 to May 2002. Mr. Deese joined the company in 1964. He is a board member of the Grocery Manufacturers of America (GMA), and serves as a trustee of the Georgia Research Alliance. Mr. Deese previously served as chairman of the American Bakers Association (ABA) and on the ABA board and executive committee. He previously served as vice chairman of the board for Quality Bakers of America (QBA) and as a member of the QBA board for 15 years. Mr. Deese has gained extensive operational and financial experience as an executive in various capacities with the company during his over 40-year career with Flowers Foods.

Manuel A. Fernandez, age 64, has been the managing director of SI Ventures, a venture capital firm, since 1998 and chairman emeritus of Gartner, Inc. (NASDAQ), a leading information technology research and consulting company, since 2001. Prior to his present positions, Mr. Fernandez was chairman, president, and chief executive officer of Gartner. Previously, he was president and chief executive officer at Dataquest, Inc., Gavilan Computer Corporation, and Zilog Incorporated. He has served as a director of Flowers Foods since January 2005. Mr. Fernandez also serves on the board of directors of Brunswick Corporation (NYSE) (1997-present), Stanley Black & Decker, Inc. (NYSE) (2000-present) and SYSCO Corporation (NYSE) (2007-present) where Mr. Fernandez serves as the Non-Executive Chairman of the Board. Mr. Fernandez has extensive information technology experience gained through his experiences as an entrepreneur and investor as well as his leadership on the boards of other publicly traded companies. Mr. Fernandez also has experience as a chief executive officer of a publicly traded company.

Melvin T. Stith, Ph.D., age 64, is dean of the Whitman School of Management at Syracuse University in New York. Prior to that time, he was dean of the College of Business at Florida State University in Tallahassee and the Jim Moran Professor of Business Administration. He also is a director of Synovus Financial Corp. (NYSE) (1998-present). He has served as a director of Flowers Foods since July 2004. Dr. Stith has a significant background in marketing and accounting, has a high level of financial literacy and brings a unique academic perspective to the board of directors.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is essential to ensure that our company is effectively managed for the long-term benefit of our shareholders. We have thoroughly reviewed our corporate governance policies and practices and compared them with those recommended by corporate governance advisors and the practices of other publicly-held companies.

Based upon this review we have adopted the following corporate governance documents:

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating/Corporate Governance Committee Charter

•	Finance Committee Charter

•	Code of Business Conduct and Ethics for Officers and Members of the Board of Directors

•	Stock Ownership Guidelines for Executive Officers and Non-Employee Directors

•	Flowers Foods, Inc. Employee Code of Conduct

•	Disclosure Policy

You can access the full text of all these corporate governance documents on our website at www.flowersfoods.com by clicking on the “Investor Center” tab and selecting “Corporate Governance.” You can also receive a copy of these documents by writing to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attn: Investor Relations Dept.

Determination of Independence

Pursuant to our corporate governance guidelines, the nominating/corporate governance committee and the board of directors are required to annually review the independence of each director and director-nominee. During this review, transactions and relationships among each director or any member of his or her immediate family and the company are considered, including, among others, all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and those reported in this proxy statement under “Transactions with Management and Others.” In addition, transactions and relationships among directors or their affiliates and members of senior management and their affiliates are examined. The purpose of this annual review is to determine whether each director meets the applicable criteria for independence in accordance with the New York Stock Exchange Listed Company Manual (“NYSE Rules”) and our corporate governance guidelines. Only those directors who meet the applicable criteria for independence and the board of directors affirmatively determines have no direct or indirect material relationship with the company are considered independent directors.

As part of our corporate governance guidelines, we have adopted categorical standards which provide that certain relationships will be considered material relationships and will preclude a director’s independence. Under these standards, an “independent” director is one who:

•	has not been employed by the company or any of its subsidiaries or affiliates, or whose immediate family member has not been employed as an executive officer by the company, within the previous three years;

•	does not, or whose immediate family member does not, receive more than $120,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service (such person is presumed not to be “independent” until three years after he or she (or their immediate family member) ceases to receive more than $120,000 per year in such compensation); provided that compensation received by an immediate family member for service as an employee of the company (other than as an executive officer) need not be considered;

•	is not affiliated with or employed by, or whose immediate family is not affiliated with or employed, in a professional capacity by, a present or former internal or external auditor of the Company (such person is not “independent” until three years after the end of either the affiliation or the auditing relationship);

•	is not employed, or whose immediate family member is not employed, as an executive officer of another company where any of the company’s present executives serve on that company’s compensation committee (such person is not “independent” until three years after the end of such service or the employment relationship); and

•	is not a current employee, or whose immediate family member is not a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The nominating/corporate governance committee and the board of directors conducted the required annual independence review in February 2011. Upon the recommendation of the nominating/corporate governance committee, the board of directors affirmatively determined that a majority of our directors and director-nominees are independent of the company and its management as required by the NYSE Rules and the corporate governance guidelines. Messrs. Griswold and Wood and Ms. Ward are independent directors and director-nominees. Messrs. Beverly, Burke, Fernandez, Griswold, Lanier, McMullian, Shields, Singer and Stith are independent directors. Mr. Deese is considered an inside director because he is currently the chief executive officer of our company. Each director and director-nominee abstained from voting as to themselves.

The foregoing discussion of director independence is applicable only to service as a member of the board of directors, the compensation committee and the nominating/corporate governance committee. Additional guidelines apply to the members of the audit committee under applicable law and NYSE Rules.

Presiding Director

Pursuant to the corporate governance guidelines, the board of directors created the position of “presiding director,” whose primary responsibilities are to preside over periodic executive sessions of the board of directors in which management directors and other members of management do not participate and to:

•	serve as the liaison between the chairman of the board and the outside, independent directors of the company;

•	oversee information sent by the company to the members of the board of directors;

•	review meeting agendas and schedules for the board of directors;

•	call meetings of the independent, non-management directors; and

•	be available for consultation and director communication with shareholders.

Each year at the meeting of the board of directors following the annual meeting, a presiding director is appointed among the independent directors to serve until the company’s annual meeting of shareholders the following year. On June 4, 2010, Jackie M. Ward was appointed to serve as the presiding director until the 2011 annual meeting of shareholders.

The Board of Directors and Committees of the Board of Directors

In accordance with the company’s amended and restated bylaws, the board of directors has set the number of members of the board of directors at twelve. The board of directors held nine meetings in fiscal 2010, and no incumbent director attended fewer than 75% of the aggregate of:

•	The total number of meetings of the board of directors held during the period for which he or she has been a director; and

•	the total number of committee meetings held by all committees of the board on which he or she served during the periods that he or she served.

Our board of directors has established several standing committees: an audit committee, a nominating/corporate governance committee, a compensation committee and a finance committee. The board of directors has adopted a written charter for each of these committees, all of which are available on the company’s website at www.flowersfoods.com.

The following table describes the current members of each of the committees and the number of meetings held during fiscal 2010:

Nominating/
Corporate
	Audit	Governance	Compensation	Finance
	Committee	Committee	Committee	Committee

Joe E. Beverly*	X			X
Franklin L. Burke*	Chair			X
George E. Deese
Manuel A. Fernandez*		X	Chair
Benjamin H. Griswold IV*		X		X
Joseph L. Lanier, Jr.*		X	X
Amos R. McMullian*		X		X
J.V. Shields, Jr.*		X		X
David V. Singer*	X			X
Melvin T. Stith*	X		X
Jackie M. Ward*		Chair	X
C. Martin Wood III*	X			Chair

Number of Meetings	10	4	5	4

*	Independent Directors

Audit Committee

Under the terms of the audit committee charter, the audit committee represents and assists the board of directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the company’s internal audit function and the independent registered public accounting firm.

The audit committee’s duties and responsibilities include:

•	responsibility for overseeing our financial reporting process on behalf of the board of directors;

•	direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent registered public accounting firm employed by the company, which reports directly to the committee, and sole authority to pre-approve all services to be provided by the independent auditor;

•	review and discussion of our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm;

•	review of the internal audit function’s organization, plans and results and of the qualifications and performance of our independent registered public accounting firm (our internal audit function and its compliance officer report directly to the audit committee);

•	review with management the effectiveness of our internal controls;

•	review with management any material legal matters and the effectiveness of our procedures to ensure compliance with our legal and regulatory responsibilities;

•	discussion of guidelines and policies with respect to risk assessment and risk management to assess and manage the company’s exposure to risk; and

•	oversight of the company’s enterprise risk management activities (“ERM”), with the full understanding that responsibility for ERM continues to be shared by the entire board of directors and all directors have the authority and obligation to scrutinize the company’s ERM efforts.

The board of directors has determined that all audit committee members are “independent” as defined by the NYSE Rules and under SEC rules and regulations. The board of directors has also determined that Mr. Wood is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933 (the “Securities Act”). Each member of the audit committee is financially literate, knowledgeable and qualified to review financial statements.

Nominating/Corporate Governance Committee

Under the terms of its charter, the nominating/corporate governance committee is responsible for considering and making recommendations to the board of directors with regard to the function and needs of the board, and the review and development of our corporate governance guidelines. In fulfilling its duties, the nominating/corporate governance committee shall:

•	receive identification of individuals qualified to become board members;

•	select, or recommend that the board select, the director-nominees for our next annual meeting of shareholders;

•	evaluate incumbent directors;

•	develop and recommend corporate governance principles applicable to the company;

•	review possible conflicts of interest of directors and management and make recommendations to prevent, minimize or eliminate such conflicts;

•	make recommendations to the board regarding the independence of each director;

•	review director compensation;

•	oversee the evaluation of the board and management;

•	oversee risks related to ethics issues, shareholder activism, change in control, investor relations, loss of separate employer status and corporate structure; and

•	perform any other duties and responsibilities delegated to the committee from time to time.

Our board has determined that all members of the nominating/corporate governance committee are “independent” as defined by the NYSE Rules and our corporate governance guidelines. For information relating to nomination of directors by shareholders, please see “Selection of Director-Nominees.”

Compensation Committee

Under the terms of its charter, the compensation committee has overall responsibility for evaluating and approving the company’s compensation plans, policies and programs. The compensation committee’s duties and responsibilities include:

•	review and approval of corporate goals and objectives relevant to our chief executive officer’s compensation, evaluation of our chief executive officer’s performance in light of these goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board), determination and approval of our chief executive officer’s compensation level based on this evaluation;

•	making recommendations to the board with respect to non-chief executive officer compensation, incentive-compensation plans and equity-based plans;

•	administration of equity-based incentive plans and other plans adopted by the board that contemplate administration by the compensation committee;

•	overseeing regulatory compliance with respect to compensation matters;

•	review of employment agreements, severance agreements and any severance or other termination payments proposed with respect to any of our executive officers;

•	overseeing risks related to executive compensation disclosures, human capital needs, intellectual capital loss, labor relations, employee retention and public compensation disclosures; and

•	production of a report on executive compensation for inclusion in our proxy statement for the annual meeting of shareholders.

Our board has determined that all members of the compensation committee are “independent” as defined by the NYSE Rules and our corporate governance guidelines.

Finance Committee

The duties and responsibilities of the finance committee are to:

•	make recommendations to the board of directors with respect to the approval, adoption and any significant amendment to all of the company’s defined benefit and defined contribution plans and trusts (the “retirement plans”);

•	oversee the administration of the retirement plans and approve the selection of any third-party administrators;

•	review and employ managers to review the investment results of the retirement plans and the investment policies of the retirement plans, and monitor and adjust the asset allocations of the retirement plans;

•	oversee, in consultation with management, regulatory and tax compliance matters with respect to the retirement plans; and

•	make recommendations to the board of directors with respect to management’s capital expenditure plans and other uses of the company’s cash flows (including the financial impact of stock repurchases, acquisitions and the payment of dividends), the company’s credit facilities, commodities hedging and liquidity matters; and

•	oversee risks related to leverage and debt service/cash flow, access to capital, mergers and acquisitions, benefit and pension plan funding, use of derivatives, global procurement and supply chain, volatility in inventory and energy availability and cost.

Board Leadership Structure

The board of directors has appointed the company’s chief executive officer to serve as chairman of the board. In his position as CEO, Mr. Deese has primary responsibility for the day-to-day operations of the company and provides consistent leadership on the company’s key strategic objectives. In his role as chairman of the board, he sets the strategic priorities for the board (with input from the presiding director), presides over its meetings and communicates its strategic findings and guidance to management. The board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the company’s strategy behind a single vision.

As noted earlier, the independent non-management directors have appointed an independent presiding director, which provides balance to the board’s structure. With a supermajority of independent directors, an audit committee, compensation committee, nominating and corporate governance committee and finance committee each comprised entirely of independent directors, and an independent presiding director to oversee all meetings of the non-management directors, the company’s board of directors believes the existing leadership structure provides for an appropriate balance that best serves the company and its shareholders. The board of directors annually reviews its leadership structure to ensure that it remains the optimal structure for our company and our shareholders.

Risk Management

The board of directors is actively involved in oversight of risks that could affect the company. This oversight is conducted primarily through the audit committee, as described above and in the audit committee charter, but the full board has retained responsibility for general oversight of risks. Specifically, the board has responsibility for overseeing, reviewing and monitoring the company’s overall risks, and each board committee is responsible for the oversight of specific risk areas relevant to its purpose as provided in the committee charters. The overall responsibility of the board and its committees is enabled by an enterprise risk management model and process implemented by management that is designed to identify, assess, manage and mitigate risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports to the board directly from executive officers responsible for oversight of particular risks within the company. In addition, the compensation committee, nominating/corporate governance committee and finance committee are responsible for the oversight of specific risks, as described above and in each committee’s charter. The board believes its administration of its risk oversight function has not affected the board’s leadership structure.

Relationships Among Certain Directors

J.V. Shields, Jr. and C. Martin Wood III are married to sisters.

Attendance at Annual Meetings

In accordance with our corporate governance guidelines, directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and meetings of the committees on which they serve and to devote the time necessary to appropriately discharge their responsibilities. Aside from these requirements, the company does not maintain a formal policy for attendance by directors at annual meetings of shareholders. However, all of our directors attended the annual meeting of shareholders held on June 4, 2010.

Selection of Director-Nominees

The nominating/corporate governance committee identifies and considers director candidates recommended by its members and other board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective director-nominee for the committee’s consideration should submit the candidate’s name and qualifications to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Executive Vice President, Secretary and General Counsel. The nominating/corporate governance committee will also consider whether to recommend for nomination any person identified by a shareholder pursuant to the provisions of our amended and restated bylaws relating to shareholder nominations. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominees of the nominating/corporate governance committee.

The nominating/corporate governance committee believes that any director-nominee must meet the director qualification criteria set forth in our corporate governance guidelines before it could recommend such director-nominee can be recommended for election to the board of directors. These factors include:

•	integrity and demonstrated high ethical standards;

•	the ability to express opinions, raise tough questions and make informed, independent judgments;

•	experience managing or operating public companies;

•	knowledge, experience and skills in at least one specialty area;

•	ability to devote sufficient time to prepare for and attend board of directors meetings;

•	willingness and ability to work with other members of the board of directors in an open and constructive manner;

•	ability to communicate clearly and persuasively; and

•	diversity in background, personal and professional experience, viewpoints or other demographics.

In addition, no person may stand for election or reelection to the board of directors after turning 75 years old. The nominating/corporate governance committee considers these factors as it deems appropriate, as well as other factors it determines are pertinent in light of the current needs of the board of directors. The nominating/corporate governance committee may use the services of a third-party executive search firm to assist it in identifying and evaluating possible director-nominees.

Shareholder & Other Interested Party Communication with Directors

The board of directors will give proper attention to written communications that are submitted by shareholders and other interested parties and will respond if appropriate. Shareholders and other interested parties interested in communicating directly with the board of directors as a group, the independent, non-management directors as a group or any individual director may do so by writing to Presiding Director, Flowers Foods Inc., 1919 Flowers Circle, Thomasville, GA 31757. Absent circumstances contemplated by committee charters, the chair of the nominating/corporate governance committee and the presiding director, with the assistance of our executive vice president, secretary and general counsel will monitor and review all correspondence from shareholders and other interested parties and provide copies or summaries of such communications to other directors as they deem appropriate.

DIRECTOR COMPENSATION

General

Based upon the recommendations of the nominating/corporate governance committee, the board determines director compensation. An employee of the company who also serves as a director does not receive any additional compensation for serving as a director or as a member or chair of a board committee.

2010 Director Compensation Package

The nominating/corporate governance committee periodically reviews the status of director compensation in relation to other comparable companies and other factors it deems appropriate. In addition, in 2010 the nominating/corporate governance committee engaged Towers Watson, an independent compensation consultant, to assist the committee in its assessment of the competitiveness of director compensation. During 2010, the directors’ compensation package for non-employee directors was based on the following principles:

•	a significant portion of director compensation should be aligned with creating and sustaining shareholder value;

•	directors should have equity interest in the company; and

•	total compensation should be structured to attract and retain a diverse and truly superior board of directors.

With the above principles in mind, the compensation package for 2010 was comprised of the following components:

Cash and Stock Compensation

•	an annual cash retainer of $75,000 for all non-employee directors;

•	an annual cash retainer of $10,000 for the chairman of the audit committee;

•	an annual cash retainer of $10,000 for the chairman of the compensation committee;

•	an annual cash retainer of $5,000 for the chair of the nominating/corporate governance committee;

•	an annual cash retainer of $5,000 for the chairman of the finance committee;

•	an annual cash retainer of $5,000 for each member of the audit committee; and

•	an annual cash retainer of $15,000 for the presiding director;

•	an annual award of deferred stock valued at $95,000 (which vests one year from the date of grant) based upon the closing price of the company’s common stock on the Tuesday following the annual meeting of shareholders.

Participation in Company Plans

Non-employee directors are eligible to participate in the Executive Performance Incentive Plan (“EPIP”), our Stock Appreciation Rights Plan (the “SAR Plan”) and the Executive Deferred Compensation Plan (“EDCP”). Under the EPIP, non-employee directors received deferred stock grants as described above. The deferred stock vests one year from the date of grant. Prior to fiscal 2007, under the SAR Plan, a non-employee director could elect to receive stock appreciation rights in lieu of cash payments for the retainers described above. Stock appreciation rights granted under the SAR Plan do not give the director an equity interest in the company. Stock appreciation rights vest one year from the date of issuance, and the director has ten years from the date of issuance to exercise these rights. Additionally, the holder of stock appreciation rights receives any dividends paid on an equivalent number of shares of the company’s common stock. Prior to an amendment to the SAR Plan made effective December 29, 2008, such dividends were accrued in an account for distribution at the date of exercise of the underlying stock appreciation rights. However, pursuant to the amendment accumulated dividends on stock appreciation rights that vested after December 31, 2004 were paid in July 2009. Any dividends declared after the effective date of the amendment will be paid at the same time they are paid to all other shareholders. In 2010, these payments to all directors in the aggregate totaled $100,905. Outstanding stock appreciation rights that vested prior to December 31, 2004 will continue to accumulate dividends in an account for distribution at the date of exercise. Stock appreciation rights are expensed in accordance with the fair value provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Certification (“ASC”) Topic 718, Stock Compensation.

Under the EDCP, non-employee directors may elect to defer all or any portion of their annual retainer and cash committee fees. All deferrals earn interest until paid to the director. Generally, the deferral plus interest is paid to the director upon retirement or termination from the company’s board of directors. During 2008, participants were given a one-time, irrevocable opportunity to convert their EDCP cash account for some or all prior years’ deferrals to an account that tracks the performance of our common stock. Balances as of the end of the fiscal year were converted, based on the closing price of our common stock on January 2, 2009. The EDCP tracking account will be distributed in shares of our common stock at the time elected by the participant for the deferral year(s) in question. The EDCP tracking account will be credited with dividends paid on our common stock for the number of shares deemed held in such account, and such dividends will then be deemed to be invested in the cash account and will earn interest as described above.

Stock Ownership Guidelines

The board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, all directors are expected to hold shares of common stock in the company. A non-employee director must own shares of common stock with a value of at least five times the annual cash retainer paid to the non-employee directors. All direct holdings of our common stock and all vested shares of deferred stock are included for purposes of determining compliance. These guidelines may be revised or terminated by the nominating/corporate governance committee at any time with thirty days written notice to the affected directors. Directors have four years to meet the required guidelines. All non-employee directors were in compliance with the guidelines as of March 31, 2011, except for Mr. Singer who was elected to the board of directors effective January 1, 2010.

Other Arrangements

We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board meetings, or when traveling in connection with the performance of their services for the company.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table details compensation to non-employee members of the board of directors for the 2010 fiscal year:

			Change in
			Pension Value
	Fees Earned		and Nonqualified
	or Paid	Stock	Deferred Comp.	All Other
Name	in Cash ($)(1)	Awards ($)(2)	Earnings(3)	Comp.(4)	Total

Joe E. Beverly	80,000	95,000	—	—	175,000
Franklin L. Burke	90,000	95,000	11,375	—	196,375
Manuel A. Fernandez	85,000	95,000	—	—	180,000
Benjamin H. Griswold, IV	77,500	95,000	—	—	172,500
Joseph L. Lanier, Jr.	75,000	95,000	—	—	170,000
Amos R. McMullian	75,000	95,000	145,858	154,024	469,882
J.V. Shields, Jr.	75,000	95,000	—	—	170,000
David V. Singer	77,917	95,000	—	—	172,917
Melvin T. Stith, Ph. D.	80,000	95,000	—	—	175,000
Jackie M. Ward	95,000	95,000	—	—	190,000
C. Martin Wood III	85,000	95,000	44,895	—	224,895

(1)	Directors have the option to convert their annual board retainer fees into deferred stock. Directors may also elect to defer all or a portion of their annual retainer and cash committee fees, if any, through the EDCP. In fiscal 2010, Ms. Ward and Messrs. Fernandez, Shields, and Singer elected to convert all of their annual board retainer fees to deferred stock. Ms. Ward and Mr. Fernandez deferred all of their committee fees to the EDCP in 2010. The deferred stock vests two years from the date of grant and is delivered to the grantee along with accumulated dividends at a designated time selected by the grantee at the date of the grant. The deferred stock is accounted for under ASC 718.

(2)	The stock awards represent compensation cost computed in accordance with ASC 718 related to deferred stock granted to each non-employee director in 2010. The deferred stock award vests one year from the date of grant. The full grant date fair value of each director’s 2010 deferred stock award is $95,000. Details regarding the number of stock appreciation rights, nonqualified stock options and deferred stock outstanding (vested and non-vested) by director as of January 1, 2011 is as follows:

	Stock	Nonqualified
	Appreciation	Stock	Deferred	Deferred
	Rights	Options	Stock	Stock
Name	(#)	(#)	(#)	($)(5)

Joe E. Beverly	—	—	12,330	331,800
Franklin L. Burke	63,788	—	26,435	711,366
Manuel A. Fernandez	22,125	—	30,605	823,581
Benjamin H. Griswold, IV	3,450	—	4,020	108,178
Joseph L. Lanier, Jr.	67,219	—	4,020	108,178
Amos R. McMullian	—	—	7,600	204,516
J.V. Shields, Jr.	61,613	50,625	12,920	347,677
David V. Singer	—	—	10,370	279,057
Melvin T. Stith, Ph. D.	—	—	12,330	331,800
Jackie M. Ward	14,100	—	35,335	950,865
C. Martin Wood III	—	—	4,020	108,178

(3)	Amounts reported in this column represent above-market earnings on deferred compensation and, for Messrs. McMullian and Wood, distributions under the Retirement Plan.

(4)	Amounts reported as “All Other Compensation” in the Director Compensation Table above, include the following for the relevant directors:

		Distributions
		from	Miscellaneous
Name		EDCP ($)(a)	($)(b)	Total ($)

Amos R. McMullian	2010	81,131	72,893	154,024

(a)	Distributions to Mr. McMullian under the EDCP were earned during his service as an employee of the company. Mr. McMullian retired as chief executive officer in 2004.

(b)	For Mr. McMullian includes $68,777 for administrative support provided by the company for his service as chairman emeritus of the board. Also includes personal use of company aircraft.

(5)	Based on the December 31, 2010 closing market price of the company’s common stock of $26.91.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Charles Avera, the brother of Stephen R. Avera, the executive vice president, secretary and general counsel of the company, was employed as a national accounts vice president of a company subsidiary throughout fiscal 2010. He was paid an aggregate salary and bonus of $119,874 in fiscal 2010. Also in 2010, Mr. Avera was granted 167 non-qualified stock options and 37 shares of performance-contingent restricted stock pursuant to the EPIP. A. Ryals McMullian, the son of Amos R. McMullian, a director, was employed by the company throughout fiscal 2010 as associate general counsel. He was paid an aggregate salary and bonus of $195,328 in fiscal 2010. Also in 2010, Mr. McMullian was granted 4,650 non-qualified stock options and 750 shares of performance-contingent restricted stock pursuant to the EPIP. Michael Lord, the son of Gene D. Lord, the executive vice president and chief operating officer of the company, was employed by the company throughout fiscal 2010 as a vice president of sales. He was paid an aggregate salary and bonus of $121,844 in fiscal 2010. Also in 2010, Mr. Lord was granted 1,800 non-qualified stock options and 300 shares of performance-contingent restricted stock pursuant to the EPIP.

Any transaction between the company and a related party is disclosed to the nominating/corporate governance committee and then presented to the full board for evaluation and approval. The company’s policies with respect to related party transactions are set forth in our corporate governance guidelines and our code of business conduct and ethics, which states that the company does not engage in transactions with related parties if such a transaction would cast into doubt the independence of the director, present the appearance of a conflict of interest or violate any applicable law. Each of the transactions set forth above were reviewed and approved by our board in accordance with the company’s policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table lists information regarding the ownership of our common stock by the only non-affiliated individuals, entities or groups known to us to be the beneficial owner of more than 5% of our common stock:

	Shares of Common Stock	Percent
Name and Address of Beneficial Owner	Beneficially Owned(1)	of Class(2)

Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	6,647,434	7.3%

(1)	The beneficial ownership reported in the table above for is based upon a 13G filed by Janus Capital Management on February 14, 2011.

(2)	Percent of class is based upon the number of shares of Flowers Foods common stock outstanding on March 31, 2011.

Share Ownership of Certain Executive Officers, Directors and Director-Nominees

The following table lists information as of March 31, 2011 regarding the number of shares owned by each director, each director-nominee, each executive officer listed on the summary compensation table included later in this proxy statement and by all of our directors, director-nominees and executive officers as a group:

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class

Stephen R. Avera	275,168	(2)	*
Joe E. Beverly	144,224	(3)	*
Franklin L. Burke	84,135	(4)	*
George E. Deese	1,862,587	(5)	2.04%
Manuel A. Fernandez	21,266		*
Benjamin H. Griswold, IV	120,621	(6)	*
R. Steve Kinsey	161,090	(7)	*
Joseph L. Lanier, Jr.	127,937	(8)	*
Gene D. Lord	409,668	(9)	*
Amos R. McMullian	1,699,540		1.87%
J. V. Shields, Jr.	7,066,900	(10)	7.78%
Allen L. Shiver	266,328	(11)	*
David V. Singer	1,860		*
Melvin T. Stith, Ph.D.	14,773		*
Jackie M. Ward	88,753	(12)	*
C. Martin Wood III	3,478,135	(13)	3.83%
All Directors, Director-Nominees and Executive Officers as a Group (16 persons)	15,822,985		17.23%

*	Represents beneficial ownership of less than 1% of Flowers Foods common stock

(1)	Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his or her name.

(2)	Includes (i) performance-contingent restricted stock awards of 14,500 shares all of which are subject to forfeiture (ii) unexercised stock options for 94,000 shares; (iii) 300 shares owned by Mr. Avera’s spouse as custodian for their minor children and (iv) 34,787 shares held by a trust of which Mr. Avera is a co-trustee, as to which shares Mr. Avera disclaims any beneficial ownership.

(3)	Includes 46,554 shares owned by the spouse of Mr. Beverly, as to which shares Mr. Beverly disclaims any beneficial ownership.

(4)	Includes 27,670 shares owned by the spouse of Mr. Burke, over which Mr. Burke and his spouse share investment authority and 3,017 shares held in Mr. Burke’s stock tracking account (see page 17).

(5)	Includes (i) 22,356 shares owned by the spouse of Mr. Deese, as to which Mr. Deese disclaims any beneficial ownership and (ii) performance-contingent restricted stock awards of 90,750 shares all of which are subject to forfeiture and (iii) unexercised stock options for 611,000 shares.

(6)	Includes 2,250 shares owned by the spouse of Mr. Griswold, as to which Mr. Griswold disclaims any beneficial ownership.

(7)	Includes (i) unexercised stock options for 111,662 shares and (ii) performance-contingent restricted stock awards of 17,950 shares all of which are subject to forfeiture.

(8)	Includes (i) 8,958 shares held by the spouse of Mr. Lanier, as to which Mr. Lanier disclaims any beneficial ownership; (ii) 63,614 shares held by a limited partnership in which Mr. Lanier and his spouse are the general partners, as to which Mr. Lanier disclaims any beneficial ownership; and (iii) 5,879 shares held in Mr. Lanier’s stock tracking account (see page 17).

(9)	Includes performance-contingent restricted stock awards of 24,200 shares all of which are subject to forfeiture and unexercised stock options for 126,750 shares.

(10)	Includes: (i) 3,251,164 shares held by investment advisory clients of Wellington Shields Capital Management Associates, LLC, of which Mr. Shields is the chairman; (ii) 112,509 shares held by investment advisory clients of Wellington Shield & Co., LLC of which Mr. Shields is chairman; (iii) 79,800 shares held by investment advisory clients of Capital Management Associates, Inc. and (iv) 3,458,191 shares owned by the spouse of Mr. Shields, as to which Mr. Shields disclaims any beneficial ownership. Mr. Shields’ business address is Wellington Shields & Company, LLC 140 Broadway, New York, NY 10005.

(11)	Includes performance-contingent restricted stock awards for 25,800 shares and unexercised stock options for 36,500 shares. Also includes 3,237 shares held by Mr. Shiver as custodian for his minor child and 1,972 shares held by the spouse of Mr. Shiver, as to which shares Mr. Shiver disclaims any beneficial ownership.

(12)	Includes 609 shares held by Ms. Ward’s spouse as to which Ms. Ward disclaims any beneficial ownership and 10,659 shares held in Ms. Ward’s stock tracking account (see page 17).

(13)	Includes 51,940 shares held by a trust of which Mr. Wood is co-trustee and 2,901,277 shares owned by the spouse of Mr. Wood, as to which shares Mr. Wood disclaims any beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of our records and written representations by the persons required to file these reports, all stock transaction reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934, (the “Exchange Act”), with the SEC were timely filed in fiscal 2010 by directors and executive officers.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Brief Overview

During 2010, our pay-for-performance program operated such that compensation actually earned by our Named Executives was impacted as follows:

•	Increased base salaries of Named Executives by 2.5% to 5%, except for Mr. Shiver, whose increase was 15% to reflect his promotion to the position of president of the Company.

•	Payment of cash bonuses at 74.7% of our Named Executives’ respective Target Bonus Percentage (as defined below) pursuant to our bonus plan, based upon achievement of 94.95% of the target performance goal.

•	Performance-contingent restricted stock issued in 2009 vested in 2011 at 80% of target as a result of: (i) 2009-2010 return on invested capital exceeding our cost of capital by 2.5 percentage points, and (ii) our 2009-2010 total shareholder return being below the 50th percentile of compared companies.

Executive Compensation Generally

Objectives of Executive Compensation

The primary objective of our executive compensation program is to attract, retain and motivate qualified executives necessary for the future success of the company and the maximization of shareholder value. Our compensation program is designed to motivate our executives by rewarding them for the achievement of specific annual, long-term and strategic goals of the company. Moreover, the program aligns our executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. Finally, we strive to foster a sense of ownership among our executives and our directors by requiring them to own certain amounts of our common stock.

The compensation committee evaluates both performance and compensation to ensure that (i) the company maintains its ability to attract and retain the most qualified executives; (ii) each executive’s compensation remains competitive relative to the compensation paid to similarly situated executives in comparable companies and (iii) each of the company’s primary objectives with respect to compensation is being fulfilled. To meet those goals, our compensation program includes three primary components:

•	base salary;

•	cash bonuses; and

•	long-term incentives, primarily through stock-based compensation.

Certain retirement and other post-employment benefits are also included in the executives’ compensation package. In addition, see the section entitled “Potential Payments Upon Termination or Change in Control” of this proxy statement for details on payments and benefits payable (or realizable) upon termination of employment and a change in control of the company. Perquisites are not a significant part of our executive compensation program.

Each element of our compensation program is described in greater detail below, including a discussion of why the company chooses to pay each element, how we determine the amount of each element to pay and how each element and the company’s decisions regarding that element fit into our overall compensation objectives.

The objectives of our executive compensation program are accomplished through a balance of pay components that are competitive with market practice and place considerable emphasis on performance-based compensation. Amounts of salary and non-equity incentive compensation, equity compensation, and other compensation expressed as a percentage of total compensation for Named Executives for the fiscal year ended January 1, 2011 were as shown below. There is no prescribed mix of our compensation elements, however, the mix below is driven by market data for each element of pay.

		Non-Equity
		Incentive Comp.	Equity	Other Comp.
Name and Principal Position	Salary Percentage	Percentage	Comp. Percentage	Percentage	Total %

George E. Deese	21%	16%	57%	6%	100%
Chairman of the Board and Chief Executive Officer
R. Steve Kinsey	35%	17%	43%	5%	100%
Executive Vice President and Chief Financial Officer
Allen L. Shiver	33%	18%	43%	6%	100%
President
Gene D. Lord	33%	16%	42%	9%	100%
Executive Vice President and Chief Operating Officer
Stephen R. Avera	37%	17%	40%	6%	100%
Executive Vice President, Secretary and General Counsel

We believe the company’s compensation philosophies and practices do not encourage unnecessary risk taking and that the company’s compensation programs are aligned with maximizing shareholder value. While risk is inherent in any strategy for growth, we believe that the company’s compensation programs minimize risk through the following elements:

•	balanced incentive plans designed to reward both annual and long-term performance, and both internal and stock price performance;

•	incentive goals set at the corporate level;

•	capped incentives;

•	stock ownership guidelines requiring the Named Executives to own a significant amount of our stock as a multiple of base salary; and

•	a recoupment policy for equity grants and cash bonuses if they are paid based on incorrect financial results due to knowing misconduct by a participant.

Role of Executive Officers in Compensation Decisions

The compensation committee of the board of directors, which is comprised entirely of independent directors, has overall responsibility for evaluating, analyzing and approving the company’s compensation plans, policies and programs. In addition, the chief executive officer consults with and advises the compensation committee with respect to the company’s compensation philosophy and makes recommendations to the compensation committee regarding the compensation of the other executive officers. All recommendations of the chief executive officer to the compensation committee regarding compensation of executive officers are independently evaluated by the committee. The chief financial officer, or his designee, assists the compensation committee in understanding the key drivers of company performance, particularly those measures used in our cash bonus and long-term incentive plans and also provides the compensation committee with regular updates on company performance as it relates to certain performance measures used in our bonus and long-term incentive plans.

Compensation Consultants

In fiscal 2010 the compensation committee engaged Towers Watson as its independent compensation consultant. At the compensation committee’s request, Towers Watson evaluated the competitiveness of the base salaries, annual bonuses and long-term incentives awarded to the company’s Named Executives, provided competitive market data on new compensation arrangements and provided an opinion on the reasonableness of such arrangements. Towers Watson attended compensation committee meetings at the committee’s request and was available to provide guidance to the compensation committee on compensation questions and issues as they arose.

In fiscal 2010, Towers Watson provided services to the company in the areas of executive and director compensation consulting services, broad-based compensation, retirement consulting and actuarial valuation services. During fiscal 2010, the company paid Towers Watson the following amounts for such services:

Executive and Director Compensation Consulting Fees.  Fees for executive and director compensation consulting services totaled approximately $284,000, including fees associated with services provided to management, the compensation committee and the nominating/corporate governance committee.

Other Fees.  Fees for all other services totaled approximately $1,286,000 related to broad-based compensation, retirement consulting and actuarial valuation services. Management recommended the use of Towers Watson for these services in 2010. That recommendation was approved by the compensation committee and the board of directors.

For fiscal 2011, the compensation committee has engaged Meridian Compensation Partners as its compensation consultant.

Compensation Benchmarking

Because there are not many food companies the size of Flowers Foods, a specific set of named peer companies is not used for market compensation comparisons; rather, market pay rates (i.e. base salary, bonus and long-term incentives) are based on available food industry and general industry peers’ pay data from published surveys. We use an average of food industry and general industry survey data (the “Relevant Market Sector”) when making market comparisons, and the data is adjusted to reflect pay for companies with annual revenues comparable to the company. For 2010, the Relevant Market Sector was food and general industry peer groups in the Towers Perrin Executive Compensation Database, Watson Wyatt Top Management Compensation Report and the Mercer Executive Compensation Survey.

Food industry data was used from the following surveys and represented data from the following companies:

Towers Perrin Executive Compensation Database — Food & Beverage Companies

ACH Food Companies, Inc.	Dr. Pepper Snapple Group, Inc.	Nestle USA
Bob Evans Farms, Inc.	General Mills, Inc.	Papa John’s
Brown-Forman Corporation	Gorton’s, Inc.	PepsiCo
Bush Brothers & Company	Hershey	Ralcorp Holdings
Cadbury North America	Hormel Foods	Sara Lee
Chiquita Brands International, Inc.	J.M. Smucker	Schreiber Foods
Coca-Cola Enterprises, Inc.	Jack in the Box	Schwan’s
ConAgra Foods, Inc.	Kellogg	Sodexo USA
Dannon Company, Inc.	Kerry Ingredients & Flavours	Starbucks
Dean Foods	Land O’ Lakes	U.S. Foodservice
Diageo North America, Inc.	Molson Coors Brewing	Wm, Wrigley Jr. Company

Watson Wyatt Top Management Compensation Report — Food & Kindred Products

American Dehydrated Foods Inc.	Kellogg Company	Reynolds American, Inc.
Campbell Soup Company	Keystone Foods Corporation	RiceTec Inc.
Chiquita Brands International, Inc.	Kraft Foods Inc.	Rich Products Corporation
Coca Cola Bottling Co Consolidated	Land O’Lakes, Inc.	Sanderson Farms, Inc.
Columbus Foods, LLC	Little Lady Foods	Schreiber Foods Inc.
Corn Products International, Inc.	Mars North America	Seaboard Corporation
Dean Foods	McCormick & Company, Inc.	Stonyfield Farm Inc.
Del Monte Fresh Produce Co.	Michael Foods, Inc.	Tastefully Simple
Dole Food Company Inc.	Molson Coors Brewing Co.	The Coca-Cola Company
Dr Pepper Snapple Group, Inc.	Nature’s Sunshine Products Inc.	The Hershey Company
Farmland Foods Inc.	Panera LLC	The Pepsi Bottling Group, Inc.
Grande Cheese Company	PepsiAmericas, Inc.	The Wornick Company
H-E-B	PepsiCo, Inc.	Tyson Foods, Inc.
Hormel Foods Corporation	Ralcorp Holdings, Inc.	Ventura Foods, LLC
J R Simplot Company		Wells’ Dairy, Inc.

General industry data were used from the following surveys to capture the broadest possible market perspective:

—	Towers Perrin Executive Compensation Database:	700+ companies
—	Watson Wyatt Top Management Compensation Report:	1,500+ companies
—	Mercer Executive Compensation Survey:	1,100+ companies

The market data obtained from the companies above was for pay opportunity, not actual payout, and was regressed (size-adjusted) to reflect the appropriate Named Executive’s duties and scope of revenue responsibility. The Relevant Market Sector is the simple average of the regressed food industry and general industry market rates. Both are established at levels that approximate the size-adjusted 50th percentile for each component of pay opportunity. This sets executive salaries high enough to be competitive and to attract and retain a strong motivated leadership team but not so high that it creates negative perception among other constituencies.

The compensation committee concluded that the proposed 2010 compensation levels and performance objectives under the company’s incentive and equity compensation plans for each Named Executive were within competitive practice for similarly situated executives in similarly situated companies. In addition, the compensation committee concluded the total compensation opportunity of the Named Executives was competitive with similarly situated positions at comparable companies and was appropriate to meet the company’s goal to retain each Named Executive and to align his interests with those of its shareholders.

Cash Compensation

Base Salary

Base salary represents the fixed and recurring part of an executive’s annual compensation and is intended to reward experience and expertise, functional progression (i.e. the development of the executive through a series of work experiences and duties and accountabilities relevant to the current position held), career development, skills and competencies. We have established a system of tiered salary grades, and executives are assigned an appropriate salary grade considering the position’s internal value as well as external comparisons to relevant positions in the market data. With respect to the position’s “internal value,” we have developed salary grades on the basis that a given position is at least one salary grade below that of the supervising position, which is the only weight assigned to internal value in establishing the salary grades.

Named Executives’ base salaries are related to a salary grade structure, which, in turn, is developed on a rational basis that examines both (i) external competitive market base salaries, as determined through benchmarking analysis and (ii) the internal relationships (i.e., value and progression) of these positions. We periodically make adjustments to the base salaries based on the factors discussed above as well as the performance of the respective Named Executive.

Individual salaries for executives that report directly to the chief executive officer are subject to approval by the compensation committee after consideration of the recommendations submitted by the chief executive officer. The chief executive officer’s salary is subject to review and approval by the compensation committee and the board of directors. Base salaries for all Named Executives are reviewed annually by the compensation committee and the board of directors.

Annual Executive Bonus Plan

Our Annual Executive Bonus Plan (the “Bonus Plan”) provides for an annual incentive bonus to reward performance measured over the company’s fiscal year. Prior to the beginning of each fiscal year, the compensation committee establishes target bonus levels, which are expressed as a percentage of each executive’s base salary (the “Target Bonus Percentage”), for the executives who have been designated as participants in the Bonus Plan. The compensation committee generally sets the target bonus percentages at the 50th percentile of the Relevant Market Sector. Based upon performance projections presented by management, the compensation committee sets a target performance goal (the “EBITDA Goal”), which may be refined during the first 90 days of the applicable fiscal year. We use EBITDA (earnings before interest, taxes, depreciation and amortization), as the performance measure in the Bonus Plan for all participating employees, including the Named Executives, because we believe that EBITDA is a useful tool for managing the operations of our business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow.

A bonus is awarded to participating executives based on the following formula:

•	the participating executive’s base salary; multiplied by

•	the Target Bonus Percentage; multiplied by

•	the “Bonus Percentage,” which is a percentage based upon the company’s actual EBITDA for the fiscal year divided by the EBITDA Goal determined as follows:

•	If actual EBITDA is equal to the EBITDA Goal, the resulting Bonus Percentage is 100%;

•	If actual EBITDA is less than the EBITDA Goal, the applicable Bonus Percentage will drop by 5% for every 1% by which actual EBITDA is less than the EBITDA Goal; or

•	If actual EBITDA exceeds the EBITDA Goal, the Bonus Percentage will increase by 5% for every 1% by which the actual EBITDA exceeds the EBITDA Goal.

An executive’s bonus payment may not exceed 150% of the executive’s base salary and may not exceed $1.5 million. The Bonus Percentage is zero if actual EBITDA is 80% or less of the EBITDA Goal. This mechanism provides motivation for the executive to continue to strive for improved company performance in any given fiscal year, regardless of the fact that the goals may, or may not, be obtained.

The 2010 EBITDA Goal metrics, the percentage of EBITDA Goal achieved in 2010 and the related Bonus Percentages are shown below:

	% of EBITDA	Bonus
Level of Achievement	Goal Achieved	Percentage

Maximum	110%	150%
Target	100%	100%
Actual	94.95%	74.7%
Threshold	80%	0%

The 2010 EBITDA Goal was $302.2 million, and that goal was not met by the company. However, actual EBITDA was equal to 94.95% of the EBITDA Goal and thus reduced levels of bonuses were paid. The company does not pay bonuses under the Bonus Plan to any employee until such time as the compensation committee has certified the Bonus Percentage and the Annual Report on Form 10-K for the applicable fiscal year has been filed with the SEC.

The bonuses paid to the Named Executives for 2010 were 13.4% above the amounts paid to the Named Executives in 2009 primarily because the Bonus Percentage was larger in 2010 than in 2009 and certain of the Named Executives had larger Target Bonus Percentages in 2010. For 2010, a cash bonus of $714,222 was awarded to Mr. Deese based solely upon the 2010 EBITDA Goal and the formula outlined above. Mr. Deese’s bonus was 5.0% higher than the bonus paid to him in 2009. A total of $886,671 in bonuses was paid to the other Named Executives for 2010, which was, in the aggregate, 21.2% above the bonuses paid to them for 2009.

Under the terms of the Bonus Plan, the compensation committee retains the authority to determine that a goal other than EBITDA is appropriate for executives. In such cases, the compensation committee may prescribe a goal based, for instance, on the performance of a product group, division, subsidiary or other management reporting unit. The compensation committee would consider using a goal other than EBITDA if it determines that another performance measurement would be more appropriate for executives whose responsibilities more specifically pertain to discrete elements of the company’s business. For example, if it appears that a particular business unit or division needs to achieve a notable and difficult goal, which would be independent of or unrelated to the EBITDA Goal during the coming measurement year, the compensation committee might deem it appropriate to use a different performance measure for certain executives charged with attaining that goal. Under the terms of the Bonus Plan, the compensation committee may utilize its discretion to award compensation in reliance on another performance measurement in lieu of an EBITDA Goal for all executives in the Bonus Plan. The compensation committee also retains the discretion to award a bonus outside of the Bonus Plan, in unusual circumstances, which would not qualify for the exemption from restrictions on deductibility imposed by Internal Revenue Code of 1986 (the “Code”) Section 162(m).

The compensation committee did not exercise allowed discretion with respect to any bonus payouts in 2010 to the Named Executives, and all bonuses paid to the Named Executives in 2010 were based solely on the EBITDA Goal and the formula outlined above. The compensation committee has reviewed the Bonus Plan performance measurement and concluded that EBITDA tracks the core operating performance that the company wants to achieve for its shareholders. The compensation committee will continue to evaluate the Bonus Plan measure in the future to determine if a different measure or measures should be used.

Long-Term Incentive Compensation

Equity and Performance Incentive Plan

In keeping with the compensation committee’s pay-for-performance philosophy, stock based incentives comprise our entire long-term incentive program, and a significant portion of total compensation opportunity for executives. Our stock-based incentives, as designed, are fundamental to the enhancement of shareholder value, reward performance over the long-term and help align the executives’ interests with those of our shareholders. The design of the long-term compensation programs and the individual grants thereunder are annually reviewed and approved by the compensation committee with reference to the market data it receives from its consultant. The compensation committee generally targets the 50th percentile of the Relevant Market Sector for stock based incentives granted to the Named Executives.

The 2001 Equity and Performance Incentive Plan, as amended and restated as of April 1, 2009 (the “EPIP”), is the company’s ongoing intermediate and long-term incentive plan. The EPIP was approved by the company’s shareholders and provides the compensation committee with an opportunity to make a variety of stock based awards, while selecting the form that is most appropriate for the company and the executive group. The awards under the EPIP contain elements that we believe help focus the executive’s attention on one of the company’s primary goals — the long-term success of the company and, ultimately, the enhancement of shareholder value.

After a 2005 review of competitive long-term incentive market practice trends, the compensation committee determined that, beginning with the fiscal 2006 awards, equity-based awards for the Named Executives would be split 50%/50% between stock options and performance-contingent restricted stock. This mix reflects consideration of competitive market practices and the desire to balance both the annual accounting expense and share dilution associated with the long-term incentive program with a need to focus the company’s executives on long-term stock price appreciation and efficient use of capital. The use of stock options reflects the strategy of rewarding Named Executives for achieving growth in share price and aligning pay with shareholder value creation. The use of performance-contingent restricted stock is intended to ensure that executives focus on capital investments that produce returns in excess of the company’s weighted average cost of capital.

The determination of 2010 option and performance-contingent restricted stock award levels for the Named Executives was based on market data at the 50th percentile of the company’s Relevant Market Sector, the 50%/50% expected value split between equity award vehicles, a Binomial Lattice ratio of 14.3% of face value for stock options and 90.8% of face value for performance-contingent restricted stock. Additionally, the compensation committee reviews the projected expense impact of the awards, in the aggregate, on the company’s earnings for the next fiscal year and the entire vesting period. Existing outstanding equity grants or stock ownership levels of a Named Executive were not considered by the compensation committee in determining the value or size of 2010 long-term incentive awards. This grant process is applied similarly to all other executives and managerial personnel participating in the long-term incentive program.

Performance-Contingent Restricted Stock Awards.  Shares of performance-contingent restricted stock were granted on February 9, 2010 to the Named Executives pursuant to the EPIP and the 2010 restricted stock agreement (the “Restricted Stock Agreement”).

The Restricted Stock Agreement provides the terms and conditions under which the shares of restricted stock will vest. Vesting generally occurs two years from the date of grant (after the filing of the company’s Annual Report on Form 10-K), and the shares become nonforfeitable if, on that date, the company’s average “return on invested capital” over the two fiscal years immediately preceding vesting exceeds its weighted average “cost of capital” for the same period by 375 basis points (the “ROI Target”). The ROI Target for the 2010 grant reflects a 125 basis point increase from the target for the 2009 grant. Furthermore, each grant of performance-contingent restricted stock will be adjusted as set forth below:

If the ROI Target is satisfied, then the performance-contingent restricted stock grant may be adjusted based on the company’s total return to shareholders (“Company TSR”) percent rank as compared to the total return to shareholders of the S&P Packaged Food & Meat Index (“S&P TSR”) in the manner set forth below:

If the Company TSR is equal to the 50th percentile of the S&P TSR, then no adjustment;

•	If the Company TSR is less than the 50th percentile of the S&P TSR, the grant shall be reduced by 1.3% for each percentile below the 50th percentile that the Company TSR is less than the 50th percentile of S&P TSR, but in no event shall the reduction exceed 20%; or

•	If the Company TSR is greater than the 50th percentile of the S&P TSR, the grant shall be increased by 1.3% for each percentile above the 50th percentile that Company TSR is greater than the 50th percentile of S&P TSR, but in no event shall such increase exceed 20%.

This external market performance metric operates in addition to the ROI Target and enhances both the competitiveness and shareholder orientation of the plan.

Examples of several possible scenarios with respect to the 2010 grant are illustrated below:

	2-Year Company TSR
	Percentile Rank vs. the
	S&P Packaged Food and	Percentage of
Level of Achievement	Meat Index	Grant Earned

Maximum	65th or higher	120%
Target	50th	100%
Threshold	35th or lower	80%

For the 2010 grant, if the grantee dies or becomes disabled, the restricted stock generally vests at the target level immediately without adjustment. If the grantee retires at age 65 or later, on the normal vesting date the grantee will receive a pro rated number of shares based upon the retirement date without adjustment. In addition, the restricted stock will immediately vest at the target level without adjustment if the company undergoes a change in control. For the 2010 grant, dividends accrue on the restricted stock and are paid to the executive on the vesting date. At the time of vesting, the executive will receive the shares of stock and will be liable for his or her portion of all federal and state income and payroll taxes based on the fair market value of the shares awarded on the vesting date.

Stock Option Awards.  Nonqualified stock options were granted on February 9, 2010 to the Named Executives under the company’s 2010 nonqualified stock option agreement (the “Stock Option Agreement”) and the EPIP. Options vest three years from the date of grant, assuming that the executive is continuously employed by the company through the date of vesting, and must be exercised within seven years of the date of grant. There are no performance requirements for vesting. Generally, if the employee dies, becomes disabled, or retires at age 65 or later, the nonqualified stock options immediately vest and must be exercised within two years. In addition, options will vest if the company undergoes a change in control with respect to the voting power of its common shares. When the executive exercises the options, he or she will be liable for all federal and state income and payroll taxes based on the taxable income resulting from the exercise.

Timing of Grants Under the EPIP.  The compensation committee ensures that its process for determining the date for the annual grant of equity awards insulates the choice of date from any market influences that might affect the decision at a given time. The compensation committee has adopted a policy of making the annual grant following the official announcement of our prior fiscal year results, which coincides with the opening of our self-imposed insider trading window. Except in unusual circumstances, we do not grant equity awards to the Named Executives at other dates. If at the time of any planned equity grant any member of the compensation committee is aware of any material non-public information concerning our company, the compensation committee will generally delay the planned grant until such time as the material non-public information has been fully disseminated in the market. The grant date is established when the compensation committee approves the grant and all key terms have been determined. The exercise price of each of our stock option grants and the grant price of our performance-contingent restricted stock grants is the closing market price on the grant date. Executive officers do not play any role in the timing of equity awards under the EPIP.

Recoupment (“Clawback”) Policy

The EPIP and the Bonus Plan provide for the recoupment of grants made under the EPIP and bonuses awarded under the Bonus Plan. The recoupment policy provides that if the board of directors has reliable evidence of knowing misconduct by a participant that results in the incorrect overstatement of the company’s earnings or other financial measurements that were taken into consideration in awarding grants or bonuses and as a result of such overstatement the participant (i) received a bonus and/or (ii) either received a grant under the EPIP or had a prior grant vest or become nonforfeitable, the participant shall be required to reimburse (or forfeit, as the case may be) the full amount of any grants or bonuses that resulted from the overstatement.

Retirement & Other Post-Employment Benefits

Pension benefits are provided to executives under the Flowers Foods, Inc. Retirement Plan No. 1 (the “Retirement Plan”). The company also provides a defined contribution benefit to executives through its Executive Deferred Compensation Plan (the “EDCP”).

Retirement Plan

The Retirement Plan is a qualified defined benefit pension plan that provides a pension upon retirement to eligible employees of participating subsidiaries (but not to employees of the company) that is based upon each year of service with the participating subsidiary through December 31, 2005. Additionally, the Retirement Plan provides a pension upon retirement to eligible employees (including employees of non-participating subsidiaries and of the company) who were participants under the Flowers Industries, Inc. Retirement Plan No. 1 prior to the company’s spin-off from Flowers Industries, Inc., which is based upon each year of service with Flowers Industries, Inc. and/or certain of its subsidiaries. No additional years of credited service have been granted other than for actual years of credited service in the Retirement Plan.

Participation in the Retirement Plan was closed to new employees beginning January 1, 1999, and effective December 31, 2005 benefits under the Retirement Plan were frozen and no additional benefits will accrue under the Retirement Plan. The frozen pension benefit is the sum of annual credits earned during eligible employment. The basic credit formula at the time the Retirement Plan was frozen was 1.35% of the first $10,000 of W-2 earnings (subject to certain exclusions) plus 2% of W-2 earnings (subject to certain exclusions) in excess of $10,000 for each year of service up to 35 years. For each year of service in excess of 35 years, 1.8% of W-2 earnings (subject to certain exclusions) was credited. Certain additional fixed benefit amounts were provided for a limited group of participants in the Retirement Plan, including certain of the Named Executives.

Benefits can be paid in many forms under the terms of the Retirement Plan, including a life annuity option, joint and survivor option, period certain and life options, level income option and a lump sum option of up to $7,500. The payout option must be elected by the participant before benefit payments begin. Each available payout option is actuarially equivalent. Early retirement benefit payments are available to participants upon attainment of age 55 and completion of five years of vesting service. A participant’s full benefit under the Retirement Plan is payable at age 65. Benefits are reduced by 1/15 for each of the first five years and 1/30 for each of the next five years by which benefit commencement precedes age 65. The same benefits are payable upon retirement, termination, or disability with the adjustments described above for commencement before age 65 but on or after age 55. A 50% survivor annuity is payable to a participant’s spouse upon death prior to retirement. All Named Executives have fulfilled the required service period and are either eligible for early retirement benefit payments currently or will become eligible upon attainment of age 55. No payments were made to the Named Executives under the terms of the Retirement Plan during the 2010 fiscal year.

Executive Deferred Compensation Plan

The EDCP allows certain members of management to defer the receipt of a percentage of their salary and bonus. The purpose of the EDCP is to provide a deferral benefit to certain members of management whose contributions to the company’s 401(k) defined contribution plan, a tax qualified plan, are limited by statutory restrictions. The EDCP is not a tax-qualified plan. The participants’ deferrals are credited to an account established for the participant that is credited with interest until paid. Additionally, the company allocates matching contributions pursuant to the plan on behalf of the participant that are also credited with interest until paid. Interest credited on deferrals and company contributions to the EDCP are based on the Merrill Lynch U.S. Corp., BBB-rated Fifteen-Year Bond Index plus 150 basis points. Interest is considered above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits that exceed this threshold. The company credits interest at above market rates because participants’ EDCP accounts are unfunded and unsecured and therefore subject to substantial risk of loss should events ever befall the company causing it to reorganize or liquidate. Generally, the deferrals and company contributions plus interest are paid to the participant upon termination of employment. A one-time election was permitted in 2008, pursuant to applicable regulations, by which participants could elect to receive accelerated, in-service distributions from the EDCP. Distributions from the EDCP are made from the company’s general assets. Amounts credited to the EDCP on behalf of the Named Executives amounted to $384,069 in fiscal 2010. During 2008, participants were given a one-time, irrevocable opportunity to convert their EDCP cash account for some or all prior years’ deferrals to an account that tracks the performance of our common stock. Balances as of the end of the fiscal year for participants making such an election were converted, based on the closing price of our common stock on January 2, 2009. The EDCP tracking account will be distributed in shares of our common stock at the time elected by the participant for the deferral year(s) in question. The EDCP tracking account will be credited with dividends paid on our common stock for the number of shares deemed held in such account, and such dividends will then be deemed to be invested in the cash account and will earn interest as described above.

Executive Share Ownership Guidelines

Based on the view of the compensation committee that the ownership of an equity interest in the company by executives is a component of good corporate governance and insures alignment of executive and shareholder interests, guidelines were adopted that require key members of the company’s management team to directly own minimum amounts of the company’s common stock. The guidelines for the Named Executives are set forth below:

•	Chairman of the Board and Chief Executive Officer: 5 times base salary.

•	Executive Vice President and Chief Financial Officer: 3 times base salary.

•	President: 3 times base salary.

•	Executive Vice President and Chief Operating Officer: 3 times base salary.

•	Executive Vice President, Secretary and General Counsel: 3 times base salary.

The guidelines were established on January 1, 2006, and the guidelines are reviewed every four years thereafter for all direct stock holdings. Members of management subject to the guidelines or new participants have four years to reach the stated minimums. The holdings of each of the Named Executives are currently either at the guideline or on track to meet it. These guidelines may be revised or terminated by the compensation committee at any time with thirty days’ written notice to the affected employees.

Accounting and Tax Effect on Executive Compensation

Deductibility of Executive Compensation

We are not allowed a federal income tax deduction for compensation paid to certain executive officers in excess of $1 million, except to the extent that such compensation constitutes “performance-based compensation” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The compensation committee retains the ability to consider factors, including tax deductibility, as it structures coordinated compensation packages of current and long-term compensation, to retain flexibility in rewarding efforts which prove to be of immediate or future benefit to the company and its shareholders.

Nonqualified Deferred Compensation

The company has structured its deferred compensation arrangements with the intention of complying with the limitations and restrictions of Internal Revenue Code Section 409A. Section 409A applies to certain “nonqualified” plans or arrangements that provide for the deferral of compensation. Unless certain requirements are met, amounts deferred and vested under such deferred compensation arrangements will be currently includible in income and subject to an excise tax.

Stock Based Compensation

Generally the executive is taxed at fair market value on stock based compensation upon the exercise of stock awards provided the risk of forfeiture and all restrictions have lapsed. The company generally receives a tax deduction equal to the value reported as income by the executive in the year the stock option is exercised or the grant of restricted stock vests.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the company’s management and, based on this review and discussion, recommends to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the year ended January 1, 2011 filed with the SEC and proxy statement for the 2011 annual meeting of shareholders.

The Compensation Committee of the Board of
Directors:

Manuel A. Fernandez, Chairman
Joseph L. Lanier, Jr.
Melvin T. Stith, Ph.D.
Jackie M. Ward

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the chief executive officer, chief financial officer and each of the three other most highly compensated executive officers of Flowers Foods (the “Named Executives”) for the fiscal years ended January 3, 2009, January 2, 2010 and January 1, 2011:

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Comp.	All Other
		Salary	Awards	Awards	Comp.	Earnings	Comp.	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

George E. Deese	2010	956,120	1,082,899	1,446,771	714,222	147,075	129,356	4,476,443
Chairman of the Board and	2009	932,800	1,387,776	1,586,661	680,011	151,761	95,408	4,834,417
Chief Executive Officer	2008	896,923	1,569,092	1,363,580	1,192,190	99,133	84,748	5,205,666
R. Steve Kinsey	2010	404,250	208,402	279,216	196,284	22,388	36,190	1,146,730
Executive Vice President and	2009	385,000	205,920	235,974	168,399	16,770	30,286	1,042,349
Chief Financial Officer	2008	346,154	209,483	182,410	257,788	7,895	26,626	1,030,356
Allen L. Shiver	2010	502,600	279,628	374,504	281,582	41,986	43,853	1,524,153
President	2009	436,984	267,696	305,680	191,137	30,258	36,920	1,268,675
	2008	398,087	243,270	211,700	317,482	15,477	36,606	1,222,622
Gene D. Lord	2010	487,134	271,714	362,870	236,528	85,123	45,641	1,489,010
Executive Vice President and	2009	475,253	288,288	329,014	207,876	65,861	40,170	1,406,462
Chief Operating Officer	2008	432,623	309,494	268,830	345,026	41,783	40,527	1,438,283
Stephen R. Avera	2010	384,375	178,065	238,497	172,277	30,649	35,660	1,039,523
Executive Vice President,	2009	375,000	200,928	229,811	164,025	23,123	32,404	1,025,291
Secretary and General	2008	369,158	233,810	203,290	294,411	13,342	33,345	1,147,356
Counsel

(1)	Executives may elect to defer amounts into Flowers Foods’ 401(k) plan (up to IRS limits) and into the EDCP. Amounts of salary deferred during fiscal 2008, 2009 and 2010 were as follows:

		Salary	Salary
		Deferrals into	Deferrals into
		401(k) Plan	EDCP	Total
Name:		($)	($)	($)

George E. Deese	2010	22,000	81,784	103,784
	2009	15,500	47,385	62,885
	2008	15,000	43,846	58,846
R. Steve Kinsey	2010	16,500	12,116	28,616
	2009	10,000	15,911	25,911
	2008	10,000	13,500	23,500
Allen L. Shiver	2010	22,000	20,054	42,054
	2009	15,500	18,067	33,567
	2008	15,000	15,558	30,558
Gene D. Lord	2010	22,000	14,607	36,607
	2009	15,500	19,649	35,149
	2008	15,000	16,900	31,900
Stephen R. Avera	2010	22,000	11,526	33,526
	2009	15,500	15,547	31,047
	2008	15,000	14,466	29,466

(2)	Grant date fair value of performance-contingent restricted stock (reported in the “Stock Awards” column) and options (reported in the “Options Award” column) made in the year indicated and compiled in accordance with FASB ASC Topic 718. See Note 17 to the company’s consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended January 1, 2011 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

(3)	Non-equity incentive plan compensation includes all performance-based cash awards earned by the Named Executives during the fiscal year under the Bonus Plan. For 2010, 2009 and 2008, Mr. Deese elected to defer receipt of 0%, 5% and 0%, respectively, of his non-equity incentive plan compensation under the EDCP. No other Named Executive elected to defer any portion of their non-equity incentive plan compensation under the EDCP for any of the years presented.

(4)	Amounts reported in the “Change in Pension Value and Nonqualified Deferred Comp. Earnings” column are as follows:

			Above-Market
			Nonqualified
		Change in	Deferred
		Pension	Comp.
		Value	Earnings	Total
Name		($)	($)	($)

George E. Deese	2010	101,882	45,193	147,075
	2009	78,148	73,613	151,761
	2008	53,391	45,742	99,133
R. Steve Kinsey	2010	17,110	5,278	22,388
	2009	10,340	6,430	16,770
	2008	4,876	3,019	7,895
Allen L. Shiver	2010	35,902	6,084	41,986
	2009	23,144	7,114	30,258
	2008	12,228	3,249	15,477
Gene D. Lord	2010	79,067	6,056	85,123
	2009	58,881	6,980	65,861
	2008	38,693	3,090	41,783
Stephen R. Avera	2010	29,015	1,634	30,649
	2009	18,470	4,653	23,123
	2008	9,552	3,790	13,342

(5)	Amounts reported in the “All Other Comp.” column are reported in the table below.

			Employer
		Employer	Contributions to
		Contributions	Nonqualified
		to Section	Deferred
		401(k) Plan	Comp. Plan	Total
Name		($)	($)	($)

George E. Deese	2010	14,700	114,656	129,356
	2009	12,350	83,058	95,408
	2008	11,900	72,848	84,748
R. Steve Kinsey	2010	14,700	21,490	36,190
	2009	12,350	17,936	30,286
	2008	11,900	14,726	26,626
Allen L. Shiver	2010	14,700	29,153	43,853
	2009	12,350	24,570	36,920
	2008	11,900	24,706	36,606
Gene D. Lord	2010	14,700	30,941	45,641
	2009	12,350	27,820	40,170
	2008	11,900	28,627	40,527
Stephen R. Avera	2010	14,700	20,960	35,660
	2009	12,350	20,054	32,404
	2008	11,900	21,445	33,345

GRANTS OF PLAN-BASED AWARDS

The following table details grants made during the fiscal year ended January 1, 2011 pursuant to incentive plans in place at Flowers Foods as of that date:

								All Other
								Option	Exercise
								Awards:	or Base	Grant Date
	Grant							Number of	Price of	Fair Value of
	Date for	Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Securities	Option	Equity
	Equity-	Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Underlying	Awards	Incentive
	Based	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	($/share)	Plan Award
Name and Grant	Awards	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(4)	($)(5)

George E. Deese
Non-Equity Incentive Plan Award		0	956,120	1,434,180
Performance Contingent Restricted Stock Grant	2/9/2010				32,840	41,050	49,260			1,082,899
Nonqualified Stock Option Grant	2/9/2010							261,150	25.01	1,446,771
R. Steve Kinsey
Non-Equity Incentive Plan Award		0	262,763	394,145
Performance Contingent Restricted Stock Grant	2/9/2010				6,320	7,900	9,480			208,402
Nonqualified Stock Option Grant	2/9/2010							50,400	25.01	279,216
Allen L. Shiver
Non-Equity Incentive Plan Award		0	376,950	565,425
Performance Contingent Restricted Stock Grant	2/9/2010				8,480	10,600	12,720			279,628
Nonqualified Stock Option Grant	2/9/2010							67,600	25.01	374,504
Gene D. Lord
Non-Equity Incentive Plan Award		0	316,637	474,956
Performance Contingent Restricted Stock Grant	2/9/2010				8,240	10,300	12,360			271,714
Nonqualified Stock Option Grant	2/9/2010							65,500	25.01	362,870
Stephen R. Avera
Non-Equity Incentive Plan Award		0	230,625	345,938
Performance Contingent Restricted Stock Grant	2/9/2010				5,400	6,750	8,100			178,065
Nonqualified Stock Option Grant	2/9/2010							43,050	25.01	238,497

(1)	Under the terms of the Bonus Plan, bonuses are awarded based on the achievement of a specified earnings goal.

(2)	Under the terms of the EPIP and the Restricted Stock Agreement, receipt of this award requires that the company meet a certain performance requirement. If the requirement is met, the award to the employees may be further adjusted according to achievement of a management objective based on the relative performance of the company’s stock against a benchmark index. Amounts shown under “threshold,” “target” and “maximum” headings, above, represent the minimum, expected and maximum possible number of shares of stock transferred to the Named Executive assuming that such requirement is met.

(3)	The company granted nonqualified stock options under the EPIP and the Stock Option Agreement to certain individuals on February 9, 2010. The options become exercisable in full on the third anniversary of the grant date as long as the individual maintains employment with the company through that date.

(4)	For 2010, the company used $25.01, the closing trading price of the company’s common shares on the New York Stock Exchange at the date of grant, to determine the exercise price for the options granted.

(5)	Calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table details all equity awards granted and outstanding as of January 1, 2011, the company’s most recent fiscal year end:

	Option Awards					Stock Awards
							Equity
							Incentive
			Equity			Equity	Plan Awards:
			Incentive			Incentive	Market or
			Plan			Plan Awards:	Payout
			Awards:			Number of	Value of
			Number of			Unearned	Unearned
	Number of	Number of	Securities			Shares,	Shares,
	Securities	Securities	Underlying			Units or	Units or
	Underlying	Underlying	Unexercised	Option		Other Rights	Other Rights
	Unexercised	Unexercised	Unearned	Exercise	Option	That Have	That Have
	Options: (#)	Options: (#)	Options	Price	Expiration	Not Vested	Not Vested
Name and Grants	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)

George E. Deese
2006 Nonqualified Stock Option Award(2)	153,900			18.68	1/3/2013
2007 Nonqualified Stock Option Award(3)	222,000			19.57	2/5/2014
2008 Nonqualified Stock Option Award(4)		235,100		24.75	2/4/2015
2009 Performance-Contingent Restricted Stock Award(5)						55,600	1,496,196
2009 Nonqualified Stock Option Award(6)		270,300		23.84	2/9/2016
2010 Performance-Contingent Restricted Stock Award(7)						41,050	1,104,656
2010 Nonqualified Stock Option Award(8)		261,150		25.01	2/9/2017
R. Steve Kinsey
2003 Nonqualified Stock Option Award(9)	61,087			9.34	7/16/2013
2006 Nonqualified Stock Option Award(2)	9,075			18.68	1/3/2013
2007 Nonqualified Stock Option Award(3)	10,050			19.57	2/5/2014
2008 Nonqualified Stock Option Award(4)		31,450		24.75	2/4/2015
2009 Performance-Contingent Restricted Stock Award(5)						8,250	222,008
2009 Nonqualified Stock Option Award(6)		40,200		23.84	2/9/2016
2010 Performance-Contingent Restricted Stock Award(7)						7,900	212,589
2010 Nonqualified Stock Option Award(8)		50,400		25.01	2/9/2017
Allen L. Shiver
2008 Nonqualified Stock Option Award(4)		36,500		24.75	2/4/2015
2009 Performance-Contingent Restricted Stock Award(5)						10,725	288,610
2009 Nonqualified Stock Option Award(6)		52,075		23.84	2/9/2016
2010 Performance-Contingent Restricted Stock Award(7)						10,600	285,246
2010 Nonqualified Stock Option Award(8)		67,600		25.01	2/9/2017
Gene D. Lord
2006 Nonqualified Stock Option Award(2)	34,725			18.68	1/3/2013
2007 Nonqualified Stock Option Award(3)	45,675			19.57	2/5/2014
2008 Nonqualified Stock Option Award(4)		46,350		24.75	2/4/2015
2009 Performance-Contingent Restricted Stock Award(5)						11,550	310,811
2009 Nonqualified Stock Option Award(6)		56,050		23.84	2/9/2016
2010 Performance-Contingent Restricted Stock Award(7)						10,300	277,173
2010 Nonqualified Stock Option Award(8)		65,500		25.01	2/9/2017
Stephen R. Avera
2006 Nonqualified Stock Option Award(2)	26,175			18.68	1/3/2013
2007 Nonqualified Stock Option Award(3)	32,775			19.57	2/5/2014
2008 Nonqualified Stock Option Award(4)		35,050		24.75	2/4/2015
2009 Performance-Contingent Restricted Stock Award(5)						8,050	216,626
2009 Nonqualified Stock Option Award(6)		39,150		23.84	2/9/2016
2010 Performance-Contingent Restricted Stock Award(7)						6,750	181,643
2010 Nonqualified Stock Option Award(8)		43,050		25.01	2/9/2017

(1)	Based on December 31, 2010 closing market price of $26.91 for Flowers Foods’ common shares.

(2)	Nonqualified stock options granted in 2006 fully vested on January 3, 2009

(3)	Nonqualified stock options granted in 2007 fully vested on February 5, 2010

(4)	Nonqualified stock options granted in 2008 fully vested on February 4, 2011.

(5)	The performance-contingent restricted stock award granted in 2009 vested on February 23, 2011.

(6)	Nonqualified stock options granted in 2009 will fully vest on February 9, 2012.

(7)	The performance-contingent restricted stock award granted in 2010 will vest in 2012 upon the filing of the company’s 2011 annual report on Form 10-K, subject to the achievement of applicable performance goals.

(8)	Nonqualified stock options granted in 2010 will fully vest on February 9, 2013.

(9)	Nonqualified stock options granted in 2003 fully vested on July 16, 2007.

STOCK VESTED AND OPTION EXERCISES

The following table details vesting of all restricted stock and all exercises of option awards during the fiscal year ended January 1, 2011.

	Option Awards		Restricted Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)

George E. Deese(1)	—	—	69,660	1,688,558
R. Steve Kinsey(2)	—	—	9,300	225,432
Allen L. Shiver(3)	77,175	513,250	10,800	261,792
Gene D. Lord(4)	—	—	13,740	333,058
Stephen R. Avera(5)	—	—	10,380	251,611

(1)	Mr. Deese was granted 58,050 shares of performance-contingent restricted stock on February 4, 2008. This award vested on February 4, 2010. Because the company met certain performance criteria, this award was increased to 69,660 shares. Please see page 28 for a discussion of the performance criteria.

(2)	Mr. Kinsey was granted 7,750 shares of performance-contingent restricted stock on February 4, 2008. This award vested on February 4, 2010. Because the company met certain performance criteria, this award was increased to 9,300 shares. Please see page 28 for a discussion of the performance criteria.

(3)	Mr. Shiver was granted 9,000 shares of performance-contingent restricted stock on February 4, 2008. This award vested on February 4, 2010. Because the company met certain performance criteria, this award was increased to 10,800 shares. Please see page 28 for a discussion of the performance criteria.

Mr. Shiver received 34,725 nonqualified stock options on January 3, 2006 with an exercise price of $18.68 per share. On August 27, 2010, Mr. Shiver exercised the options to purchase shares trading at $25.82 per share. The net value realized per share was $7.14.

Mr. Shiver received 42,450 nonqualified stock options on February 5, 2007 with an exercise price of $19.57 per share. On August 27, 2010, Mr. Shiver exercised the options to purchase shares trading at $25.82 per share. The net value realized per share was $6.25.

(4)	Mr. Lord was granted 11,450 shares of performance-contingent restricted stock on February 4, 2008. This award vested on February 4, 2010. Because the company met certain performance criteria, this award was increased to 13,740 shares. Please see page 28 for a discussion of the performance criteria.

(5)	Mr. Avera was granted 8,650 shares of performance-contingent restricted stock on February 4, 2008. This award vested on February 4, 2010. Because the company met certain performance criteria, this award was increased to 10,380 shares. Please see page 28 for a discussion of the performance criteria.

PENSION BENEFITS

The following table details the number of years of service credited and the present value of the accumulated benefits as of the January 1, 2011 measurement date related to the Retirement Plan.

			Present Value of
		Number of Years	Accumulated
Name	Plan Name	Credited Service	Benefit ($)

George E. Deese	Retirement Plan	38	1,087,673
R. Steve Kinsey	Retirement Plan	13	110,350
Allen L. Shiver	Retirement Plan	24	266,921
Gene D. Lord	Retirement Plan	40	795,717
Stephen R. Avera	Retirement Plan	16	209,876

Amounts reported above as the actuarial present value of accumulated benefits under the Retirement Plan are computed using the interest and mortality assumptions that the company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption at January 1, 2011 is 5.50% (6.00% as of January 2, 2010 and 6.25% as of January 3, 2009) and the mortality table assumption is in accordance with the RP 2000 Mortality Table with mortality improvements projected to 2015 using Scale AA.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides details regarding executive participation in the EDCP during the 2010 fiscal year.

					Aggregate
	Employee	Employer	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in FY	Withdrawals/	1/1/2011
Name	FY 2010 ($)(1)	FY 2010 ($)(2)	2010 ($)(3)	Distributions ($)	($)(4)

George E. Deese	81,784	114,656	117,077	—	1,726,686
R. Steve Kinsey	12,116	21,490	13,735	—	213,120
Allen L. Shiver	20,054	29,153	15,880	—	253,803
Gene D. Lord	14,607	30,941	15,804	—	251,667
Stephen R. Avera	11,526	20,960	4,373	—	85,689

(1)	Amounts shown are deferrals of 2010 salary earned.

(2)	Amounts are included in “All Other Compensation” in the Summary Compensation Table for the 2010 fiscal year.

(3)	Above-market interest on nonqualified deferred compensation is included in the Summary Compensation Table as “Nonqualified Deferred Compensation Earnings” for the 2010 fiscal year. Interest is above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits which exceed this threshold. The amount of above-market interest for each executive included in the Summary Compensation Table is as follows: Mr. Deese $45,193; Mr. Kinsey $5,278; Mr. Lord $6,056; Mr. Shiver $6,084; and Mr. Avera $1,634.

(4)	The cumulative portion of the aggregate balance at January 1, 2011 reported in the Summary Compensation Table for all years prior to 2010 is as follows: Mr. Deese $929,617; Mr. Kinsey $99,032; Mr. Lord $123,235; Mr. Shiver $126,546; and Mr. Avera $122,053.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Termination Following a Change in Control

The company has entered into continuation of employment agreements with certain executive officers, including the Named Executives, which are designed to assure continuity of management in the event of a change in control. The compensation committee may select, in its sole discretion, additional executives to be offered such agreements. If (i) the company experiences a change in control and (ii) an executive’s employment is terminated during a specified period following the change in control for any reason other than for Cause (as defined in the agreements), death or disability or the executive terminates his employment for Good Reason (as defined in the agreements), the executive is entitled to the following benefits under the terms of the agreements:

•	a lump sum payment equal to the sum of (i) three times (in the case of Mr. Deese) or two times (in the case of all other Named Executives) the executive’s annual base salary less the amount of base salary paid to the executive since the change in control and (ii) a bonus equal to the base salary multiplied by the executive’s target bonus percentage under the Bonus Plan for the employment period that the employee has not already earned a bonus; provided that should the executive reach age 65 during the severance period (three years in the case of Mr. Deese and two years for all other Named Executives) the lump sum payment will be limited to the period of time until the executive reaches age 65 (this provision is currently in effect for only Mr. Deese); and

•	continuation of medical insurance, life insurance, other welfare benefits and fringe benefits for the executive and/or the executive’s family for the period remaining in the executive’s guaranteed employment period after the executive’s termination of employment; and

•	reasonable relocation expenses incurred by the executive for the period remaining in the executive’s guaranteed employment period after the executive’s termination of employment.

These agreements also provide for conditional tax gross-up payments to neutralize any excise taxes that are imposed on payments subject to the Code (upon a change in control) and any additional income taxes that are attributable to those payments. Gross-up payments will only be made if the payments upon a change in control exceed by 10% or more the amount of payments that could be made without incurring such excise taxes. If the payments amount to less than 10% more than the permissible amount, they will be reduced to the highest amount that would not be subject to the excise tax, and no gross-up payment will be made. The board has determined that executives who do not currently have a continuation of employment agreement with the company will not be offered conditional tax gross-up payments in the event they enter into such agreements the company in the future.

The following events would constitute a change in control under the continuation of employment agreements:

•	all or substantially all of the company’s assets are sold to another entity, or the company is merged, consolidated or reorganized into or with itself or another entity, with the result that upon the conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors of the surviving entity are owned, directly or indirectly, by the shareholders of the company generally prior to the transaction;

•	any person becomes the beneficial owner of securities (a) representing 15% or more, but less than 35%, of the voting power of the company without the prior approval of the board of directors, or (b) representing 35% of the voting power of the company, excluding (1) any subsidiary, affiliate or employee benefit plan of the company or (2) any person or group of employees of which the company or a subsidiary control a greater than 25% interest; or

•	a majority of the board of directors are not directors who were (1) members of the board of directors on the effective date of the separation agreement or (2) nominated for election or elected to the board of directors by a majority of the directors who were members of the board at the time of such nomination or election.

If the chief executive officer is terminated, he is bound by a three year covenant not to compete with respect to the trade or business of the successor entity. If any other Named Executive is terminated, such executive is bound by a two year covenant not to compete with respect to the trade or business of the successor entity. Breach of this covenant may result in the forfeiture of any payments or benefits that the executive is entitled to under the agreement. The continuation of employment agreements also provide for non-disclosure covenants that do not expire for all executives.

Pursuant to the company’s continuation of employment agreements, the only event that triggers cash payments and the provision of other benefits is a change in control followed by the termination of an executive’s employment, other than for death, disability or for Cause (as defined in the agreements) or voluntary resignation other than for Good Reason (as defined in the agreements), within one to three years depending on the specific agreement. If a change in control occurs, regardless of whether the executive’s employment is terminated, all unvested performance-contingent restricted stock (at the target level) and all unvested stock options held by the executive immediately vest. In addition, any undistributed amounts under the company’s deferred compensation plan will be distributed upon a change of control.

The compensation committee reviewed the terms of the continuation of employment agreement for each Named Executive and determined that the potential benefit levels under such agreements were competitive against the benchmarking analysis conducted for 2010 and were necessary to maintain management objectivity in the limited circumstance of a change in control.

Payments Made Upon Death, Disability or Retirement

If a Named Executive dies, becomes permanently disabled or retires (at age 65 or after) he is generally entitled to the following items:

•	immediate vesting in the 2009 and 2010 performance-contingent restricted stock awards in the cases of death or disability;

•	immediate vesting in all unvested stock options; and

•	in the case of retirement, for the 2009 and 2010 award of performance-contingent restricted stock, the Named Executive will receive at the normal vesting date a pro rated award based upon the retirement date.

Amounts shown in the table below represent estimated amounts payable (or realizable) upon death, disability, or retirement, a change in control without termination or termination in connection with a change in control. Amounts shown in the tables below are the estimated payment amounts assuming that the triggering event occurred on January 1, 2011. Values in the tables for equity-based awards are calculated using the closing market price of $26.91 of the company’s common stock on December 31, 2010.

			Termination
	Death, Disability		Following Change in
	or Retirement	Change in Control	Control
	($)	($)	($)

George E. Deese
Cash Severance	—	—	159,353
Equity Payout	4,434,674	4,434,674	4,434,674
Other Benefits(1)	—	—	231,678
Total	4,434,674	4,434,674	4,825,705
R. Steve Kinsey
Cash Severance	—	—	1,334,026
Equity Payout	721,703	721,703	721,703
Other Benefits(1)	—	—	231,678
Total	721,703	721,703	2,287,407
Allen L. Shiver
Cash Severance	—	—	1,759,100
Equity Payout	941,006	941,006	941,006
Other Benefits(1)	—	—	231,678
Total	941,006	941,006	2,931,784
Gene D. Lord
Cash Severance	—	—	1,205,657
Equity Payout	984,624	984,624	984,624
Other Benefits(1)	—	—	231,678
Total	984,624	984,624	2,421,959
Stephen R. Avera
Cash Severance	—	—	1,230,000
Equity Payout	675,962	675,962	675,962
Other Benefits(1)	—	—	231,678
Total	675,962	675,962	2,137,640

(1)	Other Benefits includes the estimated cost to provide certain reasonable relocation expenses and a one year continuation of health and welfare benefits for the Named Executives in accordance with the terms of the separation agreements.

AUDIT COMMITTEE REPORT

During fiscal 2010, the audit committee conducted 10 meetings. At each meeting the audit committee met with the senior members of the company’s management team (including the chief financial officer), internal auditors and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. At each of its regularly scheduled meetings, the audit committee conducted private sessions with the independent registered public accounting firm, and separately with the vice president of internal audit, the chief financial officer, the company’s compliance officer and the company’s general counsel to discuss financial management, accounting and internal controls, compliance matters and legal issues. The audit committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the company’s audited consolidated financial statements for the fiscal year ended January 1, 2011 and the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K, including a discussion of the quality of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. The audit committee reviewed management’s representations and reviewed certifications prepared by the chief executive officer, chief financial officer and chief accounting officer that the unaudited quarterly and audited consolidated financial statements of the company fairly present, in all material respects, the financial condition and results of operations of the company. Management advised the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting issues with the audit committee. These reviews included discussions with PricewaterhouseCoopers LLP of the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including the quality of the company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP matters relating to its independence from the company, including a review of audit and non-audit fees. The audit committee has also monitored the scope and adequacy of the company’s internal audit program and reviewed internal audit staffing levels.

The audit committee has been updated periodically on management’s process to assess the adequacy of the company’s internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the company’s internal control over financial reporting. The audit committee has also discussed with PricewaterhouseCoopers LLP the company’s internal control assessment process, management’s assessment with respect thereto and PricewaterhouseCoopers LLP’s evaluation of the company’s internal control over financial reporting.

In performing all of its functions, the audit committee acts in an oversight capacity on behalf of the board of directors. The audit committee reviews the company’s earnings releases before issuance and its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the SEC. In its oversight role, the audit committee relies on the representations of management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements and other reports, and of the independent registered public accounting firm, who is engaged to audit and report on the consolidated financial statements of the company and its subsidiaries and the effectiveness of the company’s internal control over financial reporting.

Based on its review and discussions, the audit committee recommended to our board of directors (and the board of directors has approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2011. The audit committee and the board of directors also have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The board of directors is recommending that the shareholders of Flowers Foods, Inc. ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Audit Committee
of the Board of Directors:

Franklin L. Burke, Chairman
Joe E. Beverly
David V. Singer
Melvin T. Stith
C. Martin Wood III

OVERVIEW OF PROPOSALS

This Proxy Statement contains four proposals requiring shareholder action. Proposal I requests the election of three directors to the Board. Proposal II requests an advisory vote on the compensation of certain of the company’s executive officers. Proposal III requests an advisory vote on the frequency of the advisory vote on executive compensation. Proposal IV requests the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for fiscal 2011. Each of the proposals is discussed in more detail below.

PROPOSAL I —

ELECTION OF DIRECTORS

The following nominees are proposed for election to Class I to serve until 2014:

•	Benjamin H. Griswold, IV

•	Jackie M. Ward

•	C. Martin Wood III

Unless instructed otherwise, the proxies will be voted for the election of the director-nominees named above to serve for the terms indicated or until their successors are elected and have been duly qualified. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors. However, our board of directors has no reason to believe that any nominee will not be able to serve if elected.

Vote Required

The three director-nominees in Class I receiving the highest number of votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “FOR” each of the above-named director-nominees.

PROPOSAL II —

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or, the Dodd-Frank Act, and Section 14A of the Exchange Act provide shareholders with the right to cast an advisory (non-binding) vote to approve the compensation of the Named Executives as disclosed pursuant to the compensation disclosure rules of the SEC. This proposal is commonly known as the “say-on-pay” vote.

As described in the Compensation Discussion and Analysis, your compensation committee evaluates both performance and compensation to ensure that the company maintains its ability to attract and retain the most qualified executives while motivating high company performance. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•	Pay opportunities that are:

•	appropriate to the size of the Company when compared to peer companies; and

•	heavily performance-based using multiple internal and stock-based performance measures;

•	Disclosure of the financial performance drivers used in our incentives, in numeric terms;

•	A long-term incentives program that is:

•	entirely performance-based and aligned with shareholder interests through links to stock price and measurement of our return on invested capital performance versus our cost of capital; and

•	whose payout potentials are capped at conservative levels;

•	A clawback provision that allows for recoupment of incentives in certain situations;

•	No backdating or repricing of stock options;

•	Stock ownership guidelines for executives and directors;

•	Modest use of perquisites; and

•	No employment contracts.

The say-on-pay vote gives you as a shareholder the opportunity to express your views on the compensation of our Named Executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation or our Named Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking shareholders to approve the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s Named Executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the compensation committee, the Board or the Company. However, the compensation committee and the Board value the opinions of the Company’s shareholders, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

Proposal II requires the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “FOR” Proposal II.

PROPOSAL III —

ADVISORY VOTE ON FREQUENCY
OF EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Act and Section 14A of the Exchange Act also require us to provide shareholders the right to cast an advisory (non-binding) vote regarding how frequently the company should include in its proxy materials a proposal similar to Proposal II regarding the approval of the compensation awarded to our executives. Shareholders may vote for the proposal to be included in our proxy statement every one, two or three years.

The Board recommends that a say-on-pay shareholder advisory vote, similar to Proposal II be included in the Company’s proxy statement every year. The Board believes that a say-on-pay vote every year by shareholders provides the highest level of accountability and direct communication by enabling the say-on-pay vote to correspond to the majority of the information presented in the accompanying proxy statement for the applicable meeting of shareholders.

You may cast your vote on your preferred voting frequency by choosing the option of 1 year, 2 years, or 3 years, or abstaining from voting, when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the Company’s Named Executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the Company or the Board and, notwithstanding the results of such vote, the Board may decide that it is in the best interests of shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by shareholders.

Vote Required

Proposal III requires the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “1 YEAR” for Proposal III.

PROPOSAL IV —

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our audit committee and board of directors have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Our board of directors recommends that this appointment be ratified.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the company or its subsidiaries.

If the shareholders of the company do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011, the audit committee will reconsider the appointment.

Fiscal 2010 and 2009 Audit Fee Summary

During fiscal 2010 and fiscal 2009, we retained our principal accountant, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts:

Audit Fees.  Fees for audit services totaled approximately $1,474,000 in 2010 and $1,439,000 in 2009, including fees associated with annual audits and the reviews of our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

Audit Related Fees.  Fees for audit related services totaled approximately $316,000 in 2010 and $112,500 in 2009. Audit related services principally include services related to audits of certain employee benefit plans, accounting consultations and acquisition due diligence.

Tax Fees.  Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $257,000 in 2010 and $291,000 in 2009.

All Other Fees.  Fees for all other services not described above totaled approximately $26,500 in 2010 and $1,500 in 2009 and were related to software licensing agreements and review of the company’s XBRL implementation in 2010 and software licensing agreements in 2009.

All non-audit services were reviewed by the audit committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing function. On an ongoing basis all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP are pre-approved by the audit committee on a case-by-case basis.

Vote Required

Proposal IV requires the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

Recommendation of the Board

Your board of directors recommends that you vote “FOR” Proposal IV.

SHAREHOLDER PROPOSALS

In order to properly submit a proposal for inclusion in the proxy statement for the 2012 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal at our principal corporate offices in Thomasville, Georgia as set forth below no later than December 14, 2011.

If you wish to present a proposal before the 2012 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must follow the procedures outlined in our amended and restated bylaws. We must receive your shareholder proposal at the address noted below no earlier than January 26, 2011 and no later than February 25, 2012. If your proposal is not properly brought before the annual meeting in accordance with our amended and restated bylaws, the chairman of the board of directors may declare such proposal not properly brought before the annual meeting, and it will not be acted upon.

Any proposals or notices should be sent to:

Stephen R. Avera
Executive Vice President,
Secretary and General Counsel
Flowers Foods, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757

ATTN: SHAREHOLDER RELATIONS DEPT.
1919 FLOWERS CIRCLE
THOMASVILLE, GA 31757
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2011 (May 23, 2011 for 401(k) plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Flowers Foods, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 24, 2011 (May 23, 2011 for 401(k) plan participants). Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M34649-P09648	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

FLOWERS FOODS, INC. THE BOARD OF DIRECTORS RECOMMENDS A		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
VOTE “FOR” ALL THE DIRECTOR-NOMINEES:		☐	☐	☐
1.	Election of Directors

Director-nominees proposed for election in Class I to serve until 2014:

01) Benjamin H. Griswold IV 02) Jackie M. Ward 03) C. Martin Wood III

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:			For	Against	Abstain

2.	To approve, by advisory vote, the compensation of the Company’s Named Executives, as disclosed in this proxy statement.		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “1 YEAR” ON THE FOLLOWING PROPOSAL:		1 Year	2 Years	3 Years	Abstain

3.	To vote for the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:			For	Against	Abstain

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the 2011 fiscal year.		☐	☐	☐
   NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please date this Proxy and sign it exactly as your name or names appear(s) on the stock certificates or on a label affixed hereto. When shares are held jointly, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. If shares are held by a corporation, please sign in full the corporate name by its president or other authorized officer. If shares are held by a partnership, please sign in the partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

FLOWERS FOODS, INC.
Dear Shareholder,
     Please take note of the important information enclosed with this Proxy. Your vote is important, and we encourage you to exercise your right to vote these shares. Please mark the boxes on the reverse side of this proxy card to indicate your vote. Then sign the card and return it in the enclosed postage-paid envelope, or follow the instructions on the reverse side of this proxy card for Internet or telephone voting. Your vote must be received prior to the Annual Meeting of Shareholders on May 25, 2011.
     If you are a participant in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, you have the right to direct Mercer Trust Company, the Trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to this account. Any unvoted or unallocated shares will be voted by the Trustee in the same proportion on each proposal as the Trustee votes the shares of stock credited to the 401(k) plan participants’ accounts for which the Trustee receives voting directions from the 401(k) plan participants. The number of shares you are eligible to vote is based on the balance in the 401(k) plan on March 23, 2011, the record date for the Annual Meeting. Because all of the shares in the 401(k) plan are registered in the name of Mercer Trust Company, as Trustee, you will not be able to vote these shares in the 401(k) plan in person at the Annual Meeting on May 25, 2011.
     If you own stock directly in your own name as well as in the 401(k) plan, separate share totals are indicated on the reverse side of this voting instruction form. If you own stock indirectly through a bank or broker, as well as in the 401(k) plan, you will receive a separate voting instruction form from the bank or broker.
Thank you.
Flowers Foods, Inc.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M34650-P09648
FLOWERS FOODS, INC.
1919 Flowers Circle
Thomasville, Georgia 31757
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2011
          The undersigned hereby appoints George E. Deese, R. Steve Kinsey and Stephen R. Avera as proxies, with power to act without the other, and with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Flowers Foods, Inc. held of record on March 23, 2011 by the undersigned at the Annual Meeting of Shareholders to be held on May 25, 2011, and at any adjournment or postponement thereof. The above-named proxies of the undersigned are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.
          If you are a participant in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, you have the right to direct Mercer Trust Company, the Trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to this account. This proxy card also acts as a voting instruction form to provide voting directions to the Trustee.
          The proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on the reverse side and are authorized to vote, in their discretion, on any other business that may properly come before the Annual Meeting.
          WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE. IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR-NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” PROPOSAL 2, “1 YEAR” FOR PROPOSAL 3, “FOR” PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THE PROXY